Exhibit 2.1

Dated as of February 27, 2022

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED,

W. P. CAREY INC.,

CPA18 MERGER SUB LLC

and, for the limited purposes set forth herein,

Carey Asset Management Corp.,

W. P. Carey & Co. B.V.,

WPC-CPA:18 Holdings, LLC

and

CPA®:18 Limited partnership

AGREEMENT AND PLAN OF MERGER

taBLE OF Contents
Page

- i -

- ii -

EXHIBITS

Exhibit A	–	Articles of Merger
Exhibit B	–	Form of Confidentiality Agreement

SCHEDULES

W. P. Carey Disclosure Letter:

Schedule 2.2(b)(ii)	–	Issued and Outstanding or Reserved for Issuance Securities
Schedule 2.2(b)(iii)	–	Registration Rights
Schedule 2.2(c)(iii)	–	Consents, Approvals, Authorizations, Permits, Filings, and Notifications
Schedule 2.2(e)	–	Certain Changes or Events
Schedule 2.2(f)	–	Material Liabilities
Schedule 2.2(i)	–	Litigation
Schedule 2.2(j)	–	Taxes
Schedule 2.2(k)	–	Pension and Benefit Plans
Schedule 2.2(n)	–	Environmental Matters
Schedule 2.2(o)(i)	–	Real Property Liens and Ownership
Schedule 2.2(o)(i)(E)	–	Liens on Equity Interests
Schedule 2.2(o)(ii)	–	Contracts for Sale, Acquisition, or Transfer, and Development and Construction Contracts
Schedule 2.2(o)(iii)	–	Agreements of Sale, Option Agreements, Rights of First Offer, Rights of First Refusal, and Early Termination Rights
Schedule 2.2(p)	–	Insurance Policies
Schedule 2.2(s)(i)	–	Material Contracts in Default
Schedule 2.2(s)(ii)	–	Due-on-Sale Provisions
Schedule 2.2(s)(iii)	–	Non-Competition Agreements
Schedule 2.2(s)(iv)	–	Indemnification Agreements
Schedule 2.2(t)	–	Related Party Transactions
Schedule 3.2(b)	–	Post Execution Conduct of Business
Schedule 4.14	–	Sale Properties
Schedule 8.1	–	W. P. Carey Knowledge Parties

CPA18 Disclosure Letter:

Schedule 1.6(a)	–	Quarterly Dividends
Schedule 2.1(c)(ii)	–	Consents, Approvals, Authorizations, Permits, Filings and Notifications
Schedule 3.1(b)	–	Post Execution Conduct of Business
Schedule 8.1	–	CPA18 Knowledge Parties

- iii -

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	51
Accrual Period	52
Adverse Recommendation Change	36
Advisor Accrued Amounts	32
Advisor Closing Amounts	51
Affiliate	51
Agreement	1
Alternative Acquisition Agreement	34
Applicable Record Date	2
Articles of Merger	3
Asset Management Agreement	32
Benefit Plans	17
Business Day	52
CAM	1
Cash Adjustment Amount	53
Cash Component	3
CERCLA	19
Change of Recommendation Notice	37
Claim	38
Closing	2
Closing Date	2
Code	2
CPA18	1
CPA18 Advisory Agreement	32
CPA18 Advisory Agreements	32
CPA18 Board	1
CPA18 Bylaws	7
CPA18 Charter	7
CPA18 Class A Common Stock	3
CPA18 Class C Common Stock	3
CPA18 Common Stock	3
CPA18 Competing Transaction	37
CPA18 Disclosure Letter	6
CPA18 Expenses	46
CPA18 LP	1
CPA18 LP Agreement	52
CPA18 Material Adverse Effect	52
CPA18 Material Contract	8
CPA18 Preferred Stock	7

CPA18 Property	52
CPA18 SEC Documents	52
CPA18 Special Committee	1
CPA18 Stockholder Approval	9
CPA18 Stockholder Meeting	8
CPA18 Stockholders	3
CPA18 Subsidiary	53
CPA18 Superior Competing Transaction	37
CPA18 Termination Fee	53
Daily Amount	54
Designated Portfolio	54
Disposition Fees	53
Dividend Adjustment Amount	54
Effective Time	3
Environmental Law	19
ERISA	17
ERISA Affiliate	17
Exchange Act	9
Exchange Fund	5
Exchange Ratio	3
Exempted Person	53
Expense Amount	47
Extended Termination Date	45
Foreign Subsidiary	1
Form S-4	29
GAAP	52
Governmental Entity	5
Hazardous Material	19
Indemnified Parties	38
IRS	53
Knowledge	53
Law	53
Liens	53
Merger	1
Merger Sub	1
Merger Sub Articles of Organization	3
Merger Sub Operating Agreement	3
MGCL	2
MLLCA	2

- iv -

Morgan Stanley	9
NYSE	53
Original Closing Date	55
Paying and Exchange Agent	5
PCBs	19
Pension Plans	17
Per Share Merger Consideration	3
Person	53
Proxy Statement/Prospectus	29
Qualifying Income	48
Receiving Party	47
REIT	2
Release	19
Sale Properties	41
SDAT	3
SEC	7
Securities Act	9
Solicitation Period End Date	33
Stock Consideration	3
Stock Issuance	11
Subsidiary	53
Surviving Company	2
Takeover Statute	10
Tax	54
Tax Protection Agreement	54
Tax Return	54

Taxes	54
Termination Date	44
Total Accrued Daily Amount	56
Transaction Documents	54
Transfer and Gains Taxes	38
Voting Debt	54
W. P. Carey	1
W. P. Carey Bylaws	12
W. P. Carey Board	1
W. P. Carey Charter	12
W. P. Carey Common Stock	10
W. P. Carey Disclosure Letter	10
W. P. Carey Expenses	46
W. P. Carey Intangible Property	18
W. P. Carey Material Adverse Effect	54
W. P. Carey Material Contracts	23
W. P. Carey Permits	15
W. P. Carey Preferred Stock	10
W. P. Carey Properties	21
W. P. Carey Property	21
W. P. Carey Property Restrictions	21
W. P. Carey SEC Documents	13
W. P. Carey Stockholders	11
W. P. Carey Subsidiary	55
WPC Holdco	1

- v -

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 27, 2022, by and among Corporate Property Associates 18 – Global Incorporated, a Maryland corporation ("CPA18"), W. P. Carey Inc., a Maryland corporation and the ultimate parent of the external manager of CPA18 ("W. P. Carey"), CPA18 Merger Sub LLC, a Maryland limited liability company and an indirect subsidiary of W. P. Carey ("Merger Sub"), and, for the limited purposes set forth herein, Carey Asset Management Corp., a Delaware corporation ("CAM"), W. P. Carey & Co. B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands ("Foreign Subsidiary"), and WPC-CPA:18 Holdings, LLC, a Delaware limited liability company ("Special General Partner"), each an indirect subsidiary of W. P. Carey, and CPA®:18 Limited Partnership, a Delaware limited partnership ("CPA18 LP"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Article VIII.

RECITALS

A.           Upon the terms and subject to the conditions set forth in this Agreement, W. P. Carey and Merger Sub intend to merge CPA18 with and into Merger Sub (the "Merger"), with Merger Sub surviving the Merger as a direct subsidiary of WPC Holdco LLC, a Maryland limited liability company and direct subsidiary of W. P. Carey ("WPC Holdco").

B.            A special committee of independent directors of the board of directors of CPA18 (the "CPA18 Special Committee") has unanimously (i) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of CPA18 and the CPA18 Stockholders and (ii) recommended to the board of directors of CPA18 (the "CPA18 Board") that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, upon the terms and conditions contained herein and therein.

C.            This Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, have been approved and declared advisable by the CPA18 Board, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, following the recommendation of the CPA18 Special Committee.

D.            The board of directors of W. P. Carey (the "W. P. Carey Board") has unanimously determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of W. P. Carey and the W. P. Carey Stockholders.

E.            This Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, have been approved by (i) the W. P. Carey Board, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, and (ii) the sole member of Merger Sub.

F.            For U.S. federal income Tax purposes, it is intended that the Merger shall be characterized as a reorganization governed by Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

G.            The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

AGREEMENT

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the procedures set forth in Section 3-105 of the Maryland General Corporation Law (the "MGCL") and Section 4A-702 and Section 4A-703 of the Maryland Limited Liability Company Act (the "MLLCA"), CPA18 shall merge with and into Merger Sub. Following the Merger, Merger Sub will continue as the surviving entity (the "Surviving Company") and a direct subsidiary of WPC Holdco, and the separate corporate existence of CPA18 will cease in accordance with Section 3-114 of the MGCL and Section 4A-709 of the MLLCA, and, from and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the MLLCA. W. P. Carey will maintain its existence as a real estate investment trust ("REIT") under Section 856 of the Code.

Section 1.2              Closing.

(a)            The closing (the "Closing") of the Merger will take place commencing at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), by means of a virtual closing through the electronic exchange of signatures, or at such other time and place as is agreed to in writing by the parties hereto (the date on which the Closing takes place, the "Closing Date").

(b)            Notwithstanding Section 1.2(a), if (i) all conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) but (ii) the tenant purchase options with respect to the Designated Portfolio have been exercised and W. P. Carey is actively working to complete the sale of the Designated Portfolio, W. P. Carey shall have the right, by written notice delivered to the CPA18 Special Committee at least five (5) Business Days in advance of the anticipated Original Closing Date, to extend the Closing Date until the earliest of (x) the second (2nd) Business Day following the closing of the sale of the Designated Portfolio; (y) the first (1st) Business Day before the Termination Date and (z) the second (2nd) Business Day following the date on which W. P. Carey provides written notice to the CPA18 Special Committee indicating that it no longer desires to pursue the extension option contemplated by this Section 1.2(b). If W. P. Carey properly exercises its right to extend the Closing Date as set forth in the immediately preceding sentence, the Cash Component of the Per Share Merger Consideration shall be increased by an amount equal to the Cash Adjustment Amount.

Section 1.3              Effective Time. Upon the terms and subject to the conditions set forth herein, as part of the Closing, CPA18 and Merger Sub shall execute articles of merger (the "Articles of Merger") in substantially the form attached hereto as Exhibit A and shall file such Articles of Merger in accordance with the MGCL and the MLLCA with the State Department of Assessments and Taxation of Maryland (the "SDAT") and shall make all other filings and recordings required under the MGCL and the MLLCA with respect to the Merger. The Merger shall become effective at such time as W. P. Carey and CPA18 shall agree should be specified in the Articles of Merger (such time as the Merger becomes effective, the "Effective Time"); provided that such time is not earlier than the time the Articles of Merger are filed and accepted for record and does not exceed thirty (30) days after the Articles of Merger are accepted for record. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

Section 1.4             Articles of Organization and Operating Agreement. The articles of organization of Merger Sub (the "Merger Sub Articles of Organization") and the operating agreement of Merger Sub (the "Merger Sub Operating Agreement") as in effect immediately prior to the Effective Time of the Merger shall, except for any required amendments, be the articles of organization and the operating agreement of the Surviving Company, until further amended in accordance with the respective terms of such articles of organization and operating agreement and applicable Laws of the State of Maryland.

Section 1.5             Officers of the Surviving Company. Unless otherwise determined by W. P. Carey and CPA18, from and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately following the Effective Time, in each case until duly removed or replaced in accordance with the operating agreement of the Surviving Company and the MGCL and the MLLCA.

Section 1.6             Per-Share Merger Consideration.

(a)            As of the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any further action on the part of W. P. Carey, CPA18, Merger Sub, any other W. P. Carey Subsidiary or any stockholder of CPA18 (the stockholders of CPA18, the "CPA18 Stockholders"), each share of (i) Class A common stock, $0.001 par value per share, of CPA18 ("CPA18 Class A Common Stock") and (ii) Class C common stock, $0.001 par value per share, of CPA18 ("CPA18 Class C Common Stock," and together with the CPA18 Class A Common Stock, the "CPA18 Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted automatically into the right to receive, in accordance with the terms of this Agreement, (A) 0.0978 shares (the "Exchange Ratio") of a validly issued, fully paid and non-assessable share of W. P. Carey Common Stock (the "Stock Consideration"); and (B) $3.00 in cash, together with any amounts payable pursuant to Section 1.2, in each instance, without interest (the "Cash Component," and together with the Stock Consideration, the "Per Share Merger Consideration" (which, for the avoidance of doubt, is subject to adjustment as set forth in Section 1.7 and Section 1.8(e))), payable in the manner set forth in Section 1.8. Notwithstanding anything herein to the contrary, each share of CPA18 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist without any conversion thereof or payment therefor. Notwithstanding anything contained herein to the contrary, if at any time from and after the date hereof and through and including Closing, CPA18 pays any dividends on, or makes any other distributions in respect of, CPA18 Common Stock (other than the payment of the quarterly dividends set forth in Schedule 1.6(a) of the CPA18 Disclosure Letter having record and payment dates that are consistent with past practices), including but not limited to, as a direct or indirect result of the consummation of the sale or disposition of any Sale Properties, then the Cash Component otherwise payable hereunder shall be reduced on a dollar-for-dollar basis by the per-share value of such dividend or distribution.

(b)            At the Effective Time, all shares of CPA18 Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of CPA18 Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or any cash pursuant to Section 1.8(e).

Section 1.7             Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse stock split, stock dividend (including any stock dividend or distribution of securities convertible into CPA18 Common Stock or W. P. Carey Common Stock, as applicable), reorganization, recapitalization or other like change with respect to CPA18 Common Stock (or for which a record date is established) and with respect to W. P. Carey Common Stock (or for which a record date is established), after the date hereof and prior to the Effective Time; provided that nothing in this Section 1.7 shall be construed to permit W. P. Carey, Merger Sub, any other W. P. Carey Subsidiary or CPA18 to take any action with respect to their securities that is prohibited by the terms of this Agreement; but provided, further, that nothing in this Agreement shall prohibit W. P. Carey from taking, immediately following the date hereof, any of the actions contemplated in the Form S-4 and the Proxy Statement/Prospectus (which actions (other than any administrative or ministerial actions in furtherance thereof) shall require the prior consent by the CPA18 Special Committee).

Section 1.8             Recordation of Exchange; Payment of Merger Consideration.

(a)            Delivery of W. P. Carey Common Stock. As soon as practicable following the Effective Time, W. P. Carey shall cause the transfer agent for the W. P. Carey Common Stock to record the issuance on the stock records of W. P. Carey of the amount of W. P. Carey Common Stock issuable as Per Share Merger Consideration to each holder of CPA18 Common Stock pursuant to Section 1.6(a).

(b)            No Interest. No interest shall be paid or shall accrue on unpaid dividends declared in respect of the CPA18 Common Stock and with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

(c)            No Further Ownership Rights. All Per Share Merger Consideration paid by W. P. Carey in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the CPA18 Common Stock in respect of which such Per Share Merger Consideration was paid. At the close of business on the day on which the Effective Time occurs, the share transfer books of CPA18 shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the shares of CPA18 Common Stock that were outstanding immediately prior to the Effective Time.

(d)            No Liability. None of W. P. Carey, Merger Sub, or any employee, officer, director, partner, agent or Affiliate of any of them, shall be liable to any person for any part of the Per Share Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of CPA18 Common Stock five (5) years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of W. P. Carey or its designated Affiliate free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(e)            Fractional Shares. No certificates for fractional shares of W. P. Carey Common Stock shall be issued hereunder. To the extent that a holder of CPA18 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA18 Common Stock held by such holder, such holder shall instead receive a cash payment, without interest, in lieu of such fractional share in an amount equal to such fraction multiplied by $10.45.

(f)             Paying and Exchange Agent. Prior to the Effective Time, W. P. Carey shall designate a bank or trust company reasonably acceptable to CPA18 to act as agent for the payment of the Per Share Merger Consideration (the "Paying and Exchange Agent"). W. P. Carey shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying and Exchange Agent immediately following the Effective Time the aggregate cash portion of the Per Share Merger Consideration payable upon cancellation of the CPA18 Common Stock pursuant to Section 1.6. The funds deposited with the Paying and Exchange Agent in respect of the Per Share Merger Consideration is hereinafter referred to as the "Exchange Fund." As soon as practicable after the Effective Time, and in any event not later than the tenth (10th) Business Day thereafter, the Paying and Exchange Agent shall pay to each holder of CPA18 Common Stock the amount of cash that such holder is entitled to receive in lieu of any fractional share of W. P. Carey Common Stock pursuant to Section 1.8(e).

(g)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of CPA18 Common Stock one year after the Effective Time shall be delivered to W. P. Carey or its designated Affiliate, upon demand, and any holder of CPA18 Common Stock who has not theretofore complied with this Article I shall thereafter look only to W. P. Carey or its successor in interest for payment of its claim for the Per Share Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

(h)            Investment of Exchange Fund. The Paying and Exchange Agent shall invest any cash included in the Exchange Fund, as directed by W. P. Carey, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $3,000,000,000 or (iv) a money market fund having assets of at least $1,000,000,000. Any interest and other income resulting from such investments shall be the property of, and paid to, W. P. Carey or its designated Affiliate.

(i)             Withholding Rights. W. P. Carey or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CPA18 Common Stock, such amounts as W. P. Carey or the Paying and Exchange Agent, as applicable, is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Entity in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of CPA18 Common Stock in respect of which such deduction and withholding was made.

Section 1.9              No Dissenters' or Appraisal Rights. No dissenters' or appraisal rights will be available with respect to the Merger, including any remedy under Section 3-201 et seq. of the MGCL.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1              Representations and Warranties of CPA18. CPA18 represents and warrants to each of W. P. Carey and Merger Sub that, except as disclosed in the CPA18 disclosure letter dated as of the date of this Agreement and delivered to W. P. Carey and Merger Sub in connection with the execution hereof (the "CPA18 Disclosure Letter") or as set forth in any reports on Form 10-K, 10-Q or 8-K filed or furnished (or incorporated by reference into such reports) by CPA18 with the SEC on or after January 1, 2019 and publicly available prior to the date of this Agreement (but excluding statements in any "Risk Factors" section contained therein or any statement constituting a "forward-looking statement," in each case, to the extent that such statements are cautionary, predictive or speculative in nature), the statements set forth in this Section 2.1 are true and correct; provided that CPA18, W. P. Carey and Merger Sub agree that CPA18 shall have no liability for any breach of representations and warranties set forth in (I) this Section 2.1 to the extent due to actions or inactions of W. P. Carey or any W. P. Carey Subsidiary, in each case in its capacity as advisor to CPA18 pursuant to the CPA18 Advisory Agreements, or (II) Sections 2.1(c)(ii) or 2.1(d) (excluding any information provided by or on behalf of the CPA18 Special Committee or Morgan Stanley) of which W. P. Carey has Knowledge as of the date of this Agreement in the exercise of its duties as advisor to CPA18 pursuant to the CPA18 Advisory Agreement:

(a)            Organization, Standing and Corporate Power of CPA18. CPA18 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPA18 has heretofore made available to W. P. Carey complete and correct copies of its articles of incorporation, as amended and supplemented to the date hereof (the "CPA18 Charter"), and its bylaws, as amended to the date hereof ("CPA18 Bylaws").

(b)            Capital Structure.

(i)            As of the close of business on the Business Day immediately prior to the date of this Agreement, the authorized capital stock of CPA18 consists of 50,000,000 shares of preferred stock, $0.001 par value per share (the "CPA18 Preferred Stock"), 320,000,000 shares of CPA18 Class A Common Stock and 80,000,000 shares of CPA18 Class C Common Stock, of which no shares of CPA18 Preferred Stock, 119,261,169 shares of CPA18 Class A Common Stock, and 30,721,779 shares of CPA18 Class C Common Stock are issued and outstanding and which constitute all of the issued and outstanding securities of CPA18 as of the close of business on the Business Day immediately prior to the date of this Agreement. All issued and outstanding shares of CPA18 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right contained in the CPA18 Charter or CPA18 Bylaws or in any material contract filed as an exhibit to CPA18's annual report on Form 10-K for the year ended December 31, 2020, or any subsequent report filed on Form 10-Q or Form 8-K, in each instance, filed with the Securities and Exchange Commission (the "SEC"). No dividends or other distributions on securities of CPA18 or any CPA18 Subsidiary have been authorized by the CPA18 Board or governing body of such CPA18 Subsidiary or declared by CPA18 or such CPA18 Subsidiary since December 31, 2020, other than those presented by W. P. Carey, in its capacity as advisor to CPA18, to the CPA18 Board or governing body of such CPA18 Subsidiary for its consideration.

(ii)            Other than agreements or understandings proposed by W. P. Carey, in its capacity as advisor to CPA18, for consideration by the CPA18 Board and entered into by CPA18, the CPA18 Board has not authorized CPA18 to enter into any (x) agreements or understandings relating to the voting of any shares of capital stock of CPA18 or any ownership interests in any CPA18 Subsidiary or (y) agreements or understandings relating to the sale or transfer of any shares of stock of CPA18 or any ownership interests in any CPA18 Subsidiary.

(c)            Authority; No Violations; Consents and Approval.

(i)            The CPA18 Special Committee, at a meeting duly called and held, unanimously (A) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of CPA18 and the CPA18 Stockholders and (B) recommended to the CPA18 Board that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, upon the terms and conditions contained herein and therein. The CPA18 Board, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents, including the Merger, has recommended the approval of the Merger by the CPA18 Stockholders and has directed that the Merger be submitted for consideration at a special meeting of the CPA18 Stockholders (the "CPA18 Stockholder Meeting"). CPA18 has all requisite power and authority to enter into this Agreement and all other Transaction Documents to be executed in connection with the transactions contemplated hereby, including the Merger, and, subject to receipt of the CPA18 Stockholder Approval, to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when the Transaction Documents are executed will have been, duly authorized by all necessary action on the part of CPA18, subject to receipt of the CPA18 Stockholder Approval, and the Transaction Documents are enforceable in accordance with their terms, subject to enforceability, bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The CPA18 Board has not approved or otherwise determined that the CPA18 Stockholders are or shall be entitled to exercise any rights of objecting stockholders provided for under Title 3, Subtitle 2 of the MGCL (or any successor provision) with respect to all or any classes or series of capital stock of CPA18 with respect to the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents.

(ii)            Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.1(c)(ii) of the CPA18 Disclosure Letter are duly and timely obtained or made and the CPA18 Stockholder Approval has been obtained, the execution and delivery of the Transaction Documents by CPA18 do not, and the consummation of the transactions contemplated thereby and compliance with the provisions hereof or thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of CPA18 or require the consent or approval of any third party under, any provision of (A) the CPA18 Charter or the CPA18 Bylaws, (B) any material contract filed as an exhibit to CPA18's annual report on Form 10-K for the year ended December 31, 2020, or any subsequent report filed on Form 10-Q or Form 8-K, in each instance, filed with the SEC (a "CPA18 Material Contract") (it being understood that no representation is being given as to whether the Surviving Company will be in compliance with any financial covenants contained therein following the Merger) or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to CPA18 or any of its properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a CPA18 Material Adverse Effect.

(iii)           No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to CPA18 in connection with the execution and delivery of the Transaction Documents by CPA18 or the consummation by CPA18 of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated by the Transaction Documents and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and such other reports in compliance with the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) such filings and approvals as may be required by any applicable Environmental Laws; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit of which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a CPA18 Material Adverse Effect.

(d)            Information Supplied. The Form S-4 and the Proxy Statement/Prospectus will (with respect to the disclosures therein relating to CPA18, its officers and directors and the CPA18 Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by W. P. Carey or Merger Sub.

(e)            Opinion of Financial Advisor. The CPA18 Special Committee has received the opinion of Morgan Stanley & Co. LLC ("Morgan Stanley") to the effect that, as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in such opinion, the Per Share Merger Consideration pursuant to this Agreement is fair to the holders of CPA18 Common Stock (other than W. P. Carey or any W. P. Carey Subsidiary) from a financial point of view, which opinion will be made available to W. P. Carey solely for informational purposes. CPA18 has been advised that Morgan Stanley will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Morgan Stanley, a reference to the opinion in the Form S-4 and the Proxy Statement/Prospectus.

(f)            Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CPA18 Common Stock that are entitled to vote is the only vote of holders of securities of CPA18 required to approve the Merger and the other transactions contemplated by the Transaction Documents (the "CPA18 Stockholder Approval").

(g)            Brokers. Except for the fees and expenses payable to Morgan Stanley (which fees have been disclosed to W. P. Carey), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of CPA18 or any CPA18 Subsidiary.

(h)            Investment Company Act of 1940. Neither CPA18 nor any of the CPA18 Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(i)             State Takeover Statutes; Charter Waiver. CPA18 has taken all action necessary to exempt the transactions contemplated by this Agreement from operation of any "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation (a "Takeover Statute"). CPA18 and the CPA18 Board have taken all appropriate and necessary actions to waive or remove, or to exempt W. P. Carey and Merger Sub and their beneficial owners from triggering, any and all limitations on ownership of CPA18 Common Stock contained in the CPA18 Charter or CPA18 Bylaws by reason of the Merger and the other transactions contemplated by this Agreement.

Section 2.2             Representations and Warranties of W. P. Carey and Merger Sub. W. P. Carey and Merger Sub, jointly and severally, represent and warrant to CPA18 that, except as disclosed in the W. P. Carey / Merger Sub disclosure letter dated as of the date of this Agreement and delivered to CPA18 in connection with the execution hereof (the "W. P. Carey Disclosure Letter") or as set forth in any reports on Form 10-K, 10-Q or 8-K filed or furnished (or incorporated by reference into such reports) by W. P. Carey with the SEC on or after January 1, 2019 and publicly available prior to the date of this Agreement (but excluding statements in any "Risk Factors" section contained therein or any statement constituting a "forward-looking statement," in each case, to the extent that such statements are cautionary, predictive or speculative in nature), the statements set forth in this Section 2.2 are true and correct.

(a)            Organization, Standing and Corporate Power. W. P. Carey is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland. Each of W. P. Carey and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of W. P. Carey and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have, or would not be reasonably likely to have, a W. P. Carey Material Adverse Effect.

(b)            Capital Structure.

(i)            As of the close of business on the Business Day immediately prior to the date of this Agreement, the authorized capital stock of W. P. Carey consists of 50,000,000 shares of preferred stock, $0.001 par value per share (the "W. P. Carey Preferred Stock"), and 450,000,000 shares of common stock, $0.001 par value per share ("W. P. Carey Common Stock"), of which no shares of W. P. Carey Preferred Stock and 190,725,642 shares of W. P. Carey Common Stock are issued and outstanding. All issued and outstanding shares of W. P. Carey Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All dividends or other distributions on securities of W. P. Carey or any W. P. Carey Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

(ii)            Except as permitted under this Agreement or as set forth in Schedule 2.2(b)(ii) of the W. P. Carey Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of stock, Voting Debt or other voting securities or equity securities of W. P. Carey or Merger Sub; (2) no securities of W. P. Carey or any W. P. Carey Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities or equity securities of W. P. Carey or any W. P. Carey Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which W. P. Carey or any W. P. Carey Subsidiary is a party or by which it is bound obligating W. P. Carey or any W. P. Carey Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Voting Debt or other voting securities of W. P. Carey or of any W. P. Carey Subsidiary, or obligating W. P. Carey or any W. P. Carey Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement.

(iii)           Except as set forth in Schedule 2.2(b)(iii) of the W. P. Carey Disclosure Letter, no holder of securities in W. P. Carey or any W. P. Carey Subsidiary has any right to have such securities registered under the Securities Act or under any state securities Laws by W. P. Carey or any W. P. Carey Subsidiary, as the case may be. All prior issuances of securities by W. P. Carey or any W. P. Carey Subsidiary were, in all respects, made in compliance with all applicable federal and state securities Laws.

(iv)           W. P. Carey is the sole member of, and has the sole ability to manage, WPC Holdco.

(v)            WPC Holdco is the sole member of, and has the sole ability to manage, Merger Sub.

(c)            Authority; No Violations; Consents and Approval.

(i)            The W. P. Carey Board, at a meeting duly called and held, unanimously determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of W. P. Carey and the stockholders of W. P. Carey (the "W. P. Carey Stockholders"). The W. P. Carey Board, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents, has approved the issuance of W. P. Carey Common Stock in the Merger pursuant to this Agreement (the "Stock Issuance"). The Sole Member of Merger Sub has duly approved and declared advisable this Agreement and the transactions contemplated hereby and by the Transaction Documents, including the Merger.

(ii)            Each of W. P. Carey and Merger Sub has all requisite power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when the Transaction Documents are executed will have been, duly authorized by all necessary action on the part of W. P. Carey and Merger Sub, and the Transaction Documents are enforceable in accordance with their terms, subject to enforceability, bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(iii)           Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.2(c)(iii) of the W. P. Carey Disclosure Letter are duly and timely obtained or made, the execution and delivery of the Transaction Documents by W. P. Carey and Merger Sub do not, and the consummation of the transactions contemplated thereby and compliance with the provisions hereof or thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of W. P. Carey, WPC Holdco or Merger Sub under or require the consent or approval of any third party under, any provision of (A) the amended and restated articles of incorporation of W. P. Carey ("W. P. Carey Charter") or the amended and restated bylaws of W. P. Carey (the "W. P. Carey Bylaws") (with respect to W. P. Carey), the articles of organization or operating agreement of WPC Holdco (with respect to WPC Holdco), or the Merger Sub Articles of Organization or the Merger Sub Operating Agreement (with respect to Merger Sub), (B) any W. P. Carey Material Contract or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to W. P. Carey or Merger Sub or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

(iv)           No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to W. P. Carey or any of the W. P. Carey Subsidiaries in connection with the execution and delivery of the Transaction Documents by W. P. Carey or Merger Sub or the consummation by W. P. Carey or Merger Sub or the applicable W. P. Carey Subsidiaries of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Form S-4 or (b) other documents otherwise required in connection with the transactions contemplated by the Transaction Documents and (2) such reports under Section 13(a) of the Exchange Act and such other reports in compliance with the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) such filings and approvals as may be required by any applicable Environmental Laws; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit of which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

(d)            SEC Documents.

(i)             W. P. Carey has made available to CPA18 (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by W. P. Carey with the SEC since January 1, 2019 (the "W. P. Carey SEC Documents"), which are all of the documents required to have been filed by W. P. Carey with the SEC since that date. As of their respective dates, the W. P. Carey SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such W. P. Carey SEC Documents and none of the W. P. Carey SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later W. P. Carey SEC Documents filed and publicly available prior to the date of this Agreement. W. P. Carey does not have any outstanding and unresolved comments from the SEC with respect to the W. P. Carey SEC Documents. The consolidated financial statements of W. P. Carey and W. P. Carey Subsidiaries, included in the W. P. Carey SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of W. P. Carey and the W. P. Carey Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later W. P. Carey SEC Documents filed and publicly available prior to the date of this Agreement. No W. P. Carey Subsidiary is required to make any filing with the SEC.

(ii)            W. P. Carey maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorizations, (B) access to assets is permitted only in accordance with management's general or specific authorization and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iii)           W. P. Carey's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by W. P. Carey in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to W. P. Carey's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of W. P. Carey required under the Exchange Act with respect to such reports.

(iv)           Since December 31, 2021, W. P. Carey has not received any notification of a "material weakness" in W. P. Carey's internal controls. For purposes of this Agreement, the term "material weakness" shall have the meaning assigned to it in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e)            Absence of Certain Changes or Events. Except as disclosed or reflected in the W. P. Carey SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.2(e) of the W. P. Carey Disclosure Letter, since December 31, 2021, there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of W. P. Carey's capital stock except for regular quarterly dividends on the W. P. Carey Common Stock; (B) any amendment of any term of any outstanding equity security of W. P. Carey or any W. P. Carey Subsidiary; (C) any repurchase, redemption or other acquisition by W. P. Carey or any W. P. Carey Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, W. P. Carey or any W. P. Carey Subsidiary; (D) any change in any method of accounting or accounting practice or any Tax method, practice or election by W. P. Carey or any W. P. Carey Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any W. P. Carey Material Adverse Effect, or (F) any incurrence, assumption or guarantee by W. P. Carey or any W. P. Carey Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.

(f)             No Undisclosed Material Liabilities. Except as disclosed in the W. P. Carey SEC Documents, as set forth in Schedule 2.2(f) of the W. P. Carey Disclosure Letter or as otherwise would not reasonably be expected to have a W. P. Carey Material Adverse Effect, there are no liabilities of W. P. Carey or any W. P. Carey Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of W. P. Carey or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of W. P. Carey dated as of December 31, 2021 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 2021.

(g)            No Default. None of W. P. Carey, Merger Sub or any material W. P. Carey Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the W. P. Carey Charter or the W. P. Carey Bylaws, or the Merger Sub Articles of Organization or the Merger Sub Operating Agreement, or any provision of the comparable charter or organizational documents of any of such W. P. Carey Subsidiaries, as applicable, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries is a party or by which W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

(h)            Compliance with Applicable Laws; Regulatory Matters. Except for environmental matters, which are addressed in Section 2.2(n), W. P. Carey and the W. P. Carey Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "W. P. Carey Permits"), except where the failure so to hold such W. P. Carey Permits, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. W. P. Carey and the W. P. Carey Subsidiaries are in compliance with the terms of the W. P. Carey Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. Except as disclosed in the W. P. Carey SEC Documents, the businesses of W. P. Carey and the W. P. Carey Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. No investigation or review by any Governmental Entity with respect to W. P. Carey or any W. P. Carey Subsidiary is pending or, to W. P. Carey's Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. Neither W. P. Carey nor any W. P. Carey Subsidiary is subject to any order, writ, injunction, decree, statute, rule or regulation that would, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect. None of W. P. Carey or Merger Sub is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that prohibits or would reasonably be expected to prohibit any of the transactions contemplated hereby or by this Agreement. None of W. P. Carey or Merger Sub has taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the Knowledge of W. P. Carey, threatened, against W. P. Carey or Merger Sub, for the winding up, liquidation or dissolution of W. P. Carey or Merger Sub.

(i)             Litigation. Except as disclosed in Schedule 2.2(i) of the W. P. Carey Disclosure Letter or the W. P. Carey SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of W. P. Carey, threatened against or affecting W. P. Carey or any W. P. Carey Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a W. P. Carey Material Adverse Effect, nor is there any such suit, action or proceeding pending against W. P. Carey or any W. P. Carey Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay any of the transactions contemplated hereby.

(j)             Taxes.

(i)             Each of W. P. Carey and the W. P. Carey Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. W. P. Carey and each W. P. Carey Subsidiary has paid (or W. P. Carey has paid on its behalf) all material Taxes required to be paid. All material Taxes which W. P. Carey or the W. P. Carey Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the W. P. Carey SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by W. P. Carey and the W. P. Carey Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. W. P. Carey and each W. P. Carey Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2017, neither W. P. Carey nor any of the W. P. Carey Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon W. P. Carey or any W. P. Carey Subsidiary. Except as disclosed in Schedule 2.2(j) of the W. P. Carey Disclosure Letter, neither W. P. Carey nor any W. P. Carey Subsidiary is the subject of any material audit, examination or other proceeding in respect of federal, state, local or foreign Taxes; to the Knowledge of W. P. Carey, no material audit, examination or other proceeding in respect of federal, state, local or foreign Taxes involving W. P. Carey or any W. P. Carey Subsidiary is being considered by any Tax authority; and no material audit, examination or proceeding in respect of federal, state, local or foreign Taxes involving W. P. Carey or any W. P. Carey Subsidiary has occurred since December 31, 2017. No deficiencies for any Taxes have been asserted or assessed in writing (or, to the Knowledge of W. P. Carey or any W. P. Carey Subsidiary, proposed) against W. P. Carey or any of the W. P. Carey Subsidiaries, including claims by any taxing authority in a jurisdiction where W. P. Carey or any W. P. Carey Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of W. P. Carey or the W. P. Carey Subsidiaries except for statutory Liens for Taxes not yet due or payable and for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.

(ii)            W. P. Carey (A) has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements for qualification as a REIT beginning with its taxable year ended December 31, 2016, (B) has operated, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the failure to qualify or continue to qualify as a REIT. Each Subsidiary of W. P. Carey which is a partnership, joint venture or limited liability company has, during the taxable year of W. P. Carey ended December 31, 2016 and at all times thereafter, (A) been classified for federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause W. P. Carey to violate Section 856(c)(4) of the Code. During the taxable year of W. P. Carey ended December 31, 2016 and at all times thereafter, each W. P. Carey Subsidiary which is a corporation, and each other issuer of securities in which W. P. Carey holds securities (within the meaning of Section 856(c) of the Code but excluding "straight debt" of issuers as described in Section 856(m) of the Code) having a value of more than 10 percent of the total value, or more than 10 percent of the total voting power, of the outstanding securities of such issuer has been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. Neither W. P. Carey nor any W. P. Carey Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5, Treasury Regulation Section 1.337(d)-6 or Treasury Regulation Section 1.337(d)-7 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(iii)           Each of WPC Holdco and Merger Sub is, and has at all times since its formation been treated as, a disregarded entity of W. P. Carey for U.S. federal income tax purposes.

(iv)           None of W. P. Carey or any of the W. P. Carey Subsidiaries is (A) subject, directly or indirectly, to any Tax Protection Agreement or (B) in violation of or in default under any Tax Protection Agreement.

(v)            Neither W. P. Carey nor any W. P. Carey Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.

(vi)           W. P. Carey does not have any liability for the Taxes of any person other than W. P. Carey and the W. P. Carey Subsidiaries, and the W. P. Carey Subsidiaries do not have any liability for the Taxes of any person other than W. P. Carey and the W. P. Carey Subsidiaries, (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

(vii)          Neither W. P. Carey nor any W. P. Carey Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes, (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes, or (z) has participated in any transaction that could give rise to a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.

(k)            Pension and Benefit Plans and Employee Relations. Schedule 2.2(k) of the W. P. Carey Disclosure Letter lists each written material "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (referred to herein as "Pension Plans") or "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), other than as set forth in the W. P. Carey SEC Documents, providing benefits to any current employee, officer or director of W. P. Carey or any of the W. P. Carey Subsidiaries or any entity that is or required under Section 414 of the Code to be treated with W. P. Carey as a single employer (an "ERISA Affiliate") or with respect to which W. P. Carey or any ERISA Affiliate could have any liability that would reasonably be expected to have a W. P. Carey Material Adverse Effect (collectively, the "Benefit Plans"). Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Code and all other applicable Laws. Each Pension Plan intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such Pension Plan is so qualified under all currently applicable provisions of Section 401(a) of the Code and, to the Knowledge of W. P. Carey, no circumstances exist that would adversely affect the qualification of any such Pension Plan. No Benefit Plan is subject to Title IV of ERISA. Each Benefit Plan may be amended or terminated in accordance with its terms. Schedule 2.2(k) of the W. P. Carey Disclosure Letter lists each material employment, severance, consulting or other contract or plan with or for the benefit of any officer, director or employee of W. P. Carey or any of the W. P. Carey Subsidiaries containing a "change of control" provision that provides for any material payment, additional benefits, vesting or acceleration of benefits or rights or otherwise upon the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

(l)             Information Supplied. None of the information supplied or to be supplied by W. P. Carey or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4, the Proxy Statement/Prospectus or in any materials to be delivered by W. P. Carey or Merger Sub to potential financing sources in connection with the transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the CPA18 Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (iii) in the case of any materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement, at the date such information is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 and the Proxy Statement/Prospectus will (with respect to W. P. Carey, Merger Sub, their respective officers and directors, and the W. P. Carey Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by CPA18. As of the date of this Agreement, W. P Carey, in the exercise of its duties as advisor to CPA18 pursuant to the CPA18 Advisory Agreement, does not have Knowledge of the existence of any fact, event or circumstance that constitutes a CPA18 Material Adverse Effect.

(m)           Intangible Property. W. P. Carey and the W. P. Carey Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of W. P. Carey and the W. P. Carey Subsidiaries (collectively, the "W. P. Carey Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. All of the W. P. Carey Intangible Property is owned or licensed by W. P. Carey or the W. P. Carey Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect, and neither W. P. Carey nor any such W. P. Carey Subsidiary has forfeited or otherwise relinquished any W. P. Carey Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a W. P. Carey Material Adverse Effect. To the Knowledge of W. P. Carey, the use of W. P. Carey Intangible Property by W. P. Carey or the W. P. Carey Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither W. P. Carey nor any of the W. P. Carey Subsidiaries has received any notice of any claims or otherwise has Knowledge of any claims that any of the W. P. Carey Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the W. P. Carey Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

(n)            Environmental Matters. For purposes of this Agreement, (x) "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and (y) "Hazardous Material" means (A) any petroleum or petroleum products, regulated radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); or (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law. Except as disclosed in Schedule 2.2(n) of the W. P. Carey Disclosure Letter, the W. P. Carey SEC Documents or in the environmental audits/reports listed therein or except as would not reasonably be expected to have a W. P. Carey Material Adverse Effect:

(i)             None of W. P. Carey or the W. P. Carey Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by W. P. Carey or any W. P. Carey Subsidiary to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or "release" (as defined in 42 U.S.C. (S) 9601(22) ("Release")) by W. P. Carey or any W. P. Carey Subsidiary of any Hazardous Material in material violation of any Environmental Law.

(ii)            To the Knowledge of W. P. Carey, except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary.

(iii)           None of W. P. Carey or any W. P. Carey Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned, leased (including ground leases) or operated by W. P. Carey or a W. P. Carey Subsidiary.

(iv)            None of W. P. Carey or any W. P. Carey Subsidiary has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any W. P. Carey Property or (B) any action taken which could subject any W. P. Carey Property to such Liens. To the Knowledge of W. P. Carey, no such action is in process. W. P. Carey and the W. P. Carey Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any W. P. Carey Property.

(v)            None of W. P. Carey or the W. P. Carey Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of W. P. Carey, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against W. P. Carey or the W. P. Carey Subsidiaries related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.

(vi)            W. P. Carey and the W. P. Carey Subsidiaries have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of W. P. Carey, previously owned, leased (including ground leases) or operated by W. P. Carey or the W. P. Carey Subsidiaries is listed or, to the Knowledge of W. P. Carey, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.

(vii)            W. P. Carey and the W. P. Carey Subsidiaries have not entered into any agreements to provide indemnification to any third-party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by W. P. Carey and the W. P. Carey Subsidiaries.

(viii)            None of W. P. Carey or the W. P. Carey Subsidiaries has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to CPA18 prior to the execution of this Agreement and (B) disclose a material environmental condition with respect to the W. P. Carey Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.2(p) of the W. P. Carey Disclosure Letter, except for such reports that reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.

(o)            Properties.

(i)            Except as listed in Schedule 2.2(o)(i) of the W. P. Carey Disclosure Letter, W. P. Carey or a W. P. Carey Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of W. P. Carey included in the W. P. Carey SEC Documents (each, a "W. P. Carey Property" and collectively, the "W. P. Carey Properties"), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.2(o)(i) of the W. P. Carey Disclosure Letter, (2) inchoate mechanics', workmen's, repairmen's and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, and landlord Liens, (4) all matters (x) disclosed on existing title policies or (y) as would be disclosed on current title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness), (5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business, and (6) Liens that would not cause a material adverse effect on the value or use of the affected property;

(A)            except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the W. P. Carey Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "W. P. Carey Property Restrictions"), except for (1) W. P. Carey Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) landlord liens, easement agreements and all matters disclosed on existing title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys or as would be disclosed on current title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and which would not reasonably be expected to have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness) and (3) real estate Taxes and special assessments;

(B)            except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of W. P. Carey or a W. P. Carey Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of W. P. Carey and the W. P. Carey Subsidiaries, threatened, with respect to any material portion of any of the W. P. Carey Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the W. P. Carey Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith;

(C)            except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of W. P. Carey or any W. P. Carey Subsidiary has received written notice that it is currently in default or violation of any W. P. Carey Property Restrictions;

(D)            except for the owners of the W. P. Carey Properties in which W. P. Carey, any W. P. Carey Subsidiary or any joint venture involving W. P. Carey or the W. P. Carey Subsidiaries has a leasehold interest, no Person (other than W. P. Carey, a W. P. Carey Subsidiary or any joint venture involving W. P. Carey or the W. P. Carey Subsidiaries) has any ownership interest in any of the W. P. Carey Properties; and

(E)            except as listed on Schedule 2.2(o)(i)(E) of the W. P. Carey Disclosure Letter, all equity interests held by W. P. Carey or a W. P. Carey Subsidiary in entities which directly or indirectly own or lease W. P. Carey Properties are so held free and clear of Liens.

(ii)            Except, individually or in the aggregate, as would not reasonably be expected to have a W. P. Carey Material Adverse Effect, all properties currently under development or construction by W. P. Carey or the W. P. Carey Subsidiaries and all properties currently under contract for acquisition, sale or transfer, development or commencement of construction as of the date of this Agreement by W. P. Carey and the W. P. Carey Subsidiaries are listed as such in Schedule 2.2(o)(ii) of the W. P. Carey Disclosure Letter.

(iii)            Schedule 2.2(o)(iii) of the W. P. Carey Disclosure Letter lists (1) all agreements existing as of the date of this Agreement to which W. P. Carey or any W. P. Carey Subsidiary is a party providing (x) for the sale of, or option to sell, any W. P. Carey Property or the purchase of, or option to purchase, by W. P. Carey or any W. P. Carey Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof or (y) all rights of first offer and rights of first refusal with regard to any W. P. Carey Properties and (2) all tenants of W. P. Carey Properties who have been granted early termination rights with respect to their lease obligations.

(p)            Insurance. Schedule 2.2(p) of the W. P. Carey Disclosure Letter sets forth a complete list as of the date of this Agreement of all insurance policies (but excluding title insurance policies) which W. P. Carey or any W. P. Carey Subsidiary maintains with respect to its respective businesses or properties. W. P. Carey has not been informed that any such policies are not in full force and effect in all material respects, as of the date of this Agreement. All premiums due and payable by W. P. Carey or any W. P. Carey Subsidiary thereof under each such policy obtained by W. P. Carey or any W. P. Carey Subsidiary have been paid.

(q)            Brokers. Except for the fees and expenses payable to BofA Securities, Inc. and Wells Fargo Securities, LLC (which fees have been disclosed to CPA18 and which shall not increase between the date of this Agreement and the Closing Date), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of W. P. Carey or any W. P. Carey Subsidiary.

(r)            Investment Company Act of 1940. Neither W. P. Carey nor any of the W. P. Carey Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(s)          Contracts.

(i)            Except as set forth in Schedule 2.2(s)(i) of the W. P. Carey Disclosure Letter or in the W. P. Carey SEC Documents, each W. P. Carey Material Contract is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to W. P. Carey and the W. P. Carey Subsidiaries, as applicable, and, to the Knowledge of W. P. Carey, each of the other parties thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect, and there are no defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default) under any W. P. Carey Material Contract by W. P. Carey or any W. P. Carey Subsidiary, or, to the Knowledge of W. P. Carey, any of the other parties thereto, except for those defaults that would not, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect. For purposes of this Agreement, "W. P. Carey Material Contracts" shall mean (A) any partnership, limited liability company or joint venture agreement between W. P. Carey or any W. P. Carey Subsidiary, on the one hand, and a third party, on the other hand, (B) any capitalized lease obligations and other indebtedness to any Person, other than individual items of indebtedness in a principal amount less than $50,000,000, (C) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by W. P. Carey or any W. P. Carey Subsidiary which may result in total payments by or liability of W. P. Carey or any W. P. Carey Subsidiary in excess of $50,000,000, (D) any other agreements filed or required to be filed as exhibits to the W. P. Carey SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (E) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which W. P. Carey or any W. P. Carey Subsidiary is a party or an obligor with respect thereto, (F) the lease agreements between W. P. Carey and each of its five largest tenants measured by lease revenue, and (G) any agreement, commitment, instrument or obligation of a type described in Sections 2.2(s)(ii) through 2.2(s)(iv); in each case including all amendments, modifications and supplements to such W. P. Carey Material Contracts and all side letters to which W. P. Carey or any W. P. Carey Subsidiary is a party affecting the obligations of any party thereunder.

(ii)            The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any mortgages that, individually or in the aggregate, would reasonably be expected to have a W. P. Carey Material Adverse Effect, except as set forth in Schedule 2.2(s)(ii) of the W. P. Carey Disclosure Letter.

(iii)            Except for those agreements set forth in Schedule 2.2(s)(iii) of the W. P. Carey Disclosure Letter or agreements in which W. P. Carey agrees not to sell a W. P. Carey Property to a competitor of the W. P. Carey Property's current tenant, there are no non-competition agreements or other contracts or agreements that contain covenants that restrict W. P. Carey's or any W. P. Carey Subsidiary's ability to conduct its business in any location or present a material restriction on the conduct of the business of W. P. Carey or the W. P. Carey Subsidiaries.

(iv)            Except as set forth in Schedule 2.2(s)(iv) of the W. P. Carey Disclosure Letter, there are no indemnification agreements entered into by and between W. P. Carey and any director or officer of W. P. Carey or any of the W. P. Carey Subsidiaries, other than in respect of independent directors as may be required in connection with financing the W. P. Carey Properties.

(t)            Related Party Transactions. Except as expressly described in the W. P. Carey SEC Documents or as set forth in Schedule 2.2(t) of the W. P. Carey Disclosure Letter, there are no material arrangements, agreements or contracts entered into by W. P. Carey or any of the W. P. Carey Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of W. P. Carey or any W. P. Carey Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to CPA18.

(u)            Opinion of W. P. Carey Financial Advisor. The W. P. Carey Board has received the opinion of BofA Securities, Inc., to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio provided for in the transaction, taking into account the Cash Component to be paid by W. P. Carey in the transaction, is fair from a financial point of view to W. P. Carey. Solely to the extent legally required, a copy of such opinion will be made available to CPA18 solely for informational purposes. W. P. Carey has been advised that BofA Securities, Inc. will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by BofA Securities, Inc., a reference to the opinion in the Form S-4 and the Proxy Statement/Prospectus.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 3.1           Conduct of Business by CPA18.

(a)            During the period from the date of this Agreement to the Effective Time, CPA18 shall, and shall cause each of the CPA18 Subsidiaries to, use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and CPA18's qualification as a REIT within the meaning of the Code; provided that the parties hereto agree that CPA18 shall have no liability for any breach of covenants set forth in this Section 3.1 to the extent due to actions or inactions of W. P. Carey or any W. P. Carey Subsidiary in its capacity as advisor to CPA18 pursuant to the CPA18 Advisory Agreements. CPA18 will promptly notify W. P. Carey of any litigation involving CPA18 having, to the Knowledge of CPA18, a reasonable likelihood of potential liability to CPA18 or any of the CPA18 Subsidiaries in excess of $2,500,000 or any complaint, investigation or hearing, of which CPA18 has Knowledge, by a Governmental Entity involving CPA18 or any of the CPA18 Subsidiaries, other than with respect to any such matter which W. P. Carey or any W. P. Carey Subsidiary was notified prior to the notification of the independent directors of CPA18.

(b)            Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 and the Effective Time, except (i) as disclosed on Schedule 3.1(b) of the CPA18 Disclosure Letter, (ii) as otherwise contemplated by, or necessary to carry out the transactions described in, this Agreement or (iii) to the extent consented to by W. P. Carey, which consent shall not be unreasonably withheld, conditioned or delayed, CPA18 and any of the CPA18 Subsidiaries shall not engage in, authorize or agree to any of the following:

(i)           amend the CPA18 Charter or CPA18 Bylaws, except as required by this Agreement and the other Transaction Documents or required by applicable Law;

(ii)          exempt any Person, other than W. P. Carey and Merger Sub or any of their Affiliates or Subsidiaries or, if applicable, and subject to the provisions of Section 4.5, any Person that enters into an Alternative Acquisition Agreement with CPA18 or any CPA18 Subsidiary, from any limits or restrictions contained in the CPA18 Charter or CPA18 Bylaws with respect to the ownership of any equity securities of CPA18;

(iii)          except as otherwise expressly contemplated by this Agreement, merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire or agree to acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or all or substantially all of the assets of, any Person or any division or business thereof;

(iv)           make or rescind any express or deemed election relating to Taxes (unless CPA18 reasonably determines after consultation with W. P. Carey that such action is required by Law or necessary to preserve CPA18's qualification as a REIT or the tax classification of any other CPA18 Subsidiary which files Tax Returns as a partnership for federal Tax purposes, in which event CPA18 shall make such election in a timely manner); provided that nothing in this Agreement shall preclude CPA18 from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code, with the prior written consent of W. P. Carey, which will not be unreasonably withheld;

(v)            (A) change in any material respect that is adverse to CPA18 any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $2,000,000, or (C) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2021, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

(vi)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CPA18;

(vii)           enter into, assume or acquire any asset subject to any Tax Protection Agreement;

(viii)          take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from being governed by Section 368(a) of the Code pursuant to this Agreement and the Proxy Statement/Prospectus;

(ix)            issue, deliver, sell, grant, pledge or encumber, or agree to issue, deliver, sell, grant, pledge or encumber, any stock, Voting Debt or other voting securities or equity securities of CPA18 or any CPA18 Subsidiary, any option or other material right in respect of any CPA18 Common Stock or capital stock, any other voting or redeemable securities of CPA18 or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, including, for the avoidance of doubt, pursuant to CPA18's existing dividend reinvestment program or in payment of fees to W. P. Carey or its any of its Subsidiaries or any of the directors of CPA18;

(x)            make any election to be subject to, or rescind any waiver or exemption relating to W. P. Carey under, any Takeover Statute or approve or otherwise determine that the CPA18 Stockholders are or shall be entitled to exercise any rights of an objecting stockholders provided for under Title 3, Subtitle 2 of the MGCL (or any successor provision) with respect to all or any classes or series of capital stock of CPA18 with respect to the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents;

(xi)            declare, set aside or pay any dividends on, or make any other distributions in respect of, CPA18 Common Stock or stock or other equity interests in any CPA Subsidiary that is not directly or indirectly wholly owned by CPA18, except (1) the authorization and payment of regular quarterly dividends that are consistent with past practices and (2) the authorization and payment of any dividend or distribution necessary for CPA18 to maintain its qualification as a REIT under Section 856 of the Code and to avoid the imposition of income and excise taxes under Sections 857 and 4981 of the Code, including, for the avoidance of doubt, the authorization and payment of one more dividends equal to all of CPA18's undistributed (i) real estate investment trust taxable income for such taxable year determined in accordance with Section 857(b) of the Code (without regard to the dividends paid deduction) and (ii) net income from foreclosure property (over the tax imposed on such income), if any, within the meaning of Section 857 of the Code; or

(xii)            authorize, commit or agree to take, or take any action inconsistent with, any of the foregoing.

Section 3.2          Conduct of Business by W. P. Carey.

(a)            During the period from the date of this Agreement to the Effective Time, W. P. Carey shall, and shall cause each of the W. P. Carey Subsidiaries to, (i) use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and W. P. Carey's qualification as a REIT within the meaning of the Code, and (ii) in its capacity as advisor pursuant to the CPA18 Advisory Agreements, not cause CPA18 and the CPA18 Subsidiaries to take any actions or fail to take any actions, as a result of which actions or failure to take actions CPA18 would be unable to satisfy the conditions set forth in Section 5.2 or would be in breach of this Agreement. W. P. Carey will promptly notify CPA18 of any litigation involving either W. P. Carey having, to the Knowledge of W. P. Carey, a reasonable likelihood of potential liability to W. P. Carey or any of the W. P. Carey Subsidiaries in excess of $20,000,000 or any complaint, investigation or hearing, of which W. P. Carey has Knowledge, by a Governmental Entity involving W. P. Carey or any of the W. P. Carey Subsidiaries.

(b)            Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 6.1, except (i) as disclosed on Schedule 3.2(b) of the W. P. Carey Disclosure Letter, (ii) as otherwise contemplated by, or necessary to carry out the transactions described in, this Agreement, or (iii) to the extent consented to by the CPA18 Special Committee, which consent shall not be unreasonably withheld, conditioned or delayed, neither W. P. Carey nor any of the W. P. Carey Subsidiaries shall engage in, authorize or agree to any of the following:

(i)            (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary that is not directly or indirectly wholly-owned by W. P. Carey, except (1) the authorization and payment of regular quarterly cash dividends that are consistent with, and have record and payment dates that are consistent with, past practices and (2) the authorization and payment of any cash dividend or cash distribution necessary for W. P. Carey to maintain its qualification as a REIT under Section 856(c) of the Code, in each case with respect to the W. P. Carey Common Stock; provided that W. P. Carey shall notify CPA18 of the proposed record date for any such distribution prior to such date, (B) split, combine, adjust or reclassify any W. P. Carey Common Stock, or (C) other than as permitted under Section 4.10, purchase, redeem or otherwise acquire any W. P. Carey Common Stock or any options, warrants or rights to acquire, or security convertible into, W. P. Carey Common Stock;

(ii)            make any rights offering or issue, deliver, or sell, or agree to issue, deliver, or sell, to the W. P. Carey Stockholders any rights, warrants or options to acquire, further W. P. Carey Common Stock or capital stock, voting securities or convertible or redeemable securities, except pursuant to W. P. Carey's distribution reinvestment plan, without the consent of CPA18;

(iii)            directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of properties or assets representing more than 5%, individually or in the aggregate, of the total carrying value of the consolidated real property assets of W. P. Carey (excluding the assets of CPA18) as of December 31, 2021, other than in the ordinary course of business;

(iv)            amend the W. P. Carey Charter or W. P. Carey Bylaws or any provision of the comparable charter or organizational documents of any of the W. P. Carey Subsidiaries, except as required by this Agreement or applicable Law;

(v)            amend the Merger Sub Articles of Organization or Merger Sub Operating Agreement, except as contemplated in the Form S-4 and the Proxy Statement/Prospectus (which actions contemplated therein (other than any administrative or ministerial actions in furtherance thereof) shall require the prior consent by the CPA18 Special Committee, which consent may be withheld, delayed or conditioned at the sole discretion of the CPA18 Special Committee) or as required by this Agreement or applicable Law;

(vi)            merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire, agree to acquire or agree to be acquired by (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or assets of, any Person or any division or business thereof, other than in connection with its acquisitions of properties in the ordinary course of business;

(vii)            incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other Person, except (x) pursuant to W. P. Carey's credit facilities that are currently in place as of the date hereof; (y) in the ordinary course of business consistent with past practice; or (z) in connection with the offering, issuance, or sale of any bonds or other indebtedness (in each instance, that does not constitute Voting Debt) in the public markets; provided that after giving effect to any incurrence of indebtedness described in clauses (x), (y) or (z), it is not reasonably likely that W. P. Carey's corporate credit rating will be downgraded by either Standard & Poors or Moody's Investors Service.

(viii)            (A) change in any material respect that is adverse to W. P. Carey any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $20,000,000, or (C) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2021, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

(ix)            waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, exceeds, individually or in the aggregate, $10,000,000, except where such settlement or compromise provides for a complete release of W. P. Carey and each applicable W. P. Carey Subsidiary for all claims and which do not provide for any admission of liability by W. P. Carey or any W. P. Carey Subsidiary;

(x)            amend or terminate, or waive compliance with the terms of or breaches under, any W. P. Carey Material Contract if, after giving effect to the Merger, such amendment, termination or waiver would have a W. P. Carey Material Adverse Effect;

(xi)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or consolidation, restructuring or recapitalization of W. P. Carey, Merger Sub or any W. P. Carey Subsidiary (except, in the case of a W. P. Carey Subsidiary, either in the ordinary course of business consistent with past practice or as contemplated in the Form S-4 and the Proxy Statement/Prospectus (which actions contemplated therein (other than any administrative or ministerial actions in furtherance thereof) shall require the prior consent by the CPA18 Special Committee, which consent may be withheld, delayed or conditioned at the sole discretion of the CPA18 Special Committee);

(xii)            take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from being governed by Section 368(a) of the Code pursuant to this Agreement and the Proxy Statement/Prospectus; or

(xiii)            authorize, commit or agree to take, or take any action inconsistent with, any of the foregoing.

Section 3.3      No Control of Other Party's Business. Nothing contained in this Agreement shall give CPA18, directly or indirectly, the right to control or direct W. P. Carey's or any W. P. Carey Subsidiary's operations prior to the Effective Time, and nothing contained in this Agreement shall give W. P. Carey or Merger Sub, directly or indirectly (other than in connection with and pursuant to the CPA18 Advisory Agreements), the right to control or direct CPA18's or any CPA18 Subsidiary's operations prior to the Effective Time. Prior to the Effective Time, each of CPA18 and W. P. Carey shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1           Preparation of the Form S-4 and the Proxy Statement/Prospectus; CPA18 Stockholder Meeting.

(a)            As soon as practicable following the date of this Agreement, (i) CPA18 shall prepare and file with the SEC preliminary proxy materials, and any amendments or supplements thereto, which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the CPA18 Stockholders at the CPA18 Stockholder Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus"), and (ii) W. P. Carey shall prepare and file with the SEC the Registration Statement on Form S-4, with respect to the Stock Issuance (the "Form S-4"), in which the Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties shall cooperate fully with each other in the preparation of the Form S-4 and the Proxy Statement/Prospectus and shall furnish each other with all information reasonably requested by the other for inclusion therein or otherwise in respect thereof. Each of CPA18 and W. P. Carey shall use all reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after filing such materials with the SEC and to keep the Form S-4 effective as long as necessary to consummate the Merger. The parties shall promptly provide copies to each other, consult with each other and jointly prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The parties shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and Form S-4 prior to filing such materials with the SEC and will provide each other a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld, conditioned or delayed. CPA18 shall its reasonable best efforts to cause the Proxy Statement/Prospectus and all other customary proxy or other materials for meetings such as the CPA18 Stockholder Meeting to be mailed to the CPA18 Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CPA18 shall comply in all respects with the requirements of the Exchange Act and the Securities Act applicable to the Proxy Statement/Prospectus and the solicitation of proxies for the CPA18 Stockholder Meeting. W. P. Carey shall also take any action required to be taken under any applicable state securities Laws in connection with the Stock Issuance (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process), and CPA18 shall furnish all information concerning CPA18 and the CPA18 Stockholders as may be reasonably requested by W. P. Carey in connection with any such action.

(b)            CPA18 shall, in accordance with applicable Law, the CPA18 Charter and the CPA18 Bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CPA18 Stockholder Meeting solely for the purposes of obtaining the CPA18 Stockholder Approval and, subject to the provisions of Section 4.5, shall, through the CPA18 Board, recommend to the CPA18 Stockholders the approval of the Merger. Subject to the foregoing, CPA18 shall use its reasonable best efforts to obtain the CPA18 Stockholder Approval as promptly as practicable.

(c)            If at any time prior to the Effective Time any information with respect to W. P. Carey, Merger Sub or any other W. P. Carey Subsidiary (including their respective officers and directors or any W. P. Carey Subsidiary) shall be discovered or any event shall occur that in the determination of W. P. Carey is required to be described in an amendment of or a supplement to the Proxy Statement/Prospectus or the Form S-4, W. P. Carey shall notify CPA18 thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.

(d)            If at any time prior to the Effective Time any information with respect to CPA18 (including its officers and directors and any of the CPA18 Subsidiaries) shall be discovered or any event shall occur that in the determination of CPA18 is required to be described in an amendment of or a supplement to the Proxy Statement/Prospectus or the Form S-4, CPA18 shall notify W. P. Carey thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the CPA18 Stockholders, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.

(e)            The foregoing actions are subject to compliance with applicable Law and the other terms of this Agreement.

(f)            If, on the date of the CPA18 Stockholder Meeting, CPA18 has not received proxies representing a sufficient number of shares of CPA18 Common Stock to approve the Merger, CPA18 shall adjourn the CPA18 Stockholder Meeting until such date as shall be mutually agreed upon by CPA18 and W. P. Carey, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the CPA18 Stockholder Approval.

Section 4.2          Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement and compliance with applicable Law and the other terms of this Agreement, each of W. P. Carey, Merger Sub and CPA18 agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party or its Subsidiaries pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemptions from non-governmental third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of W. P. Carey, Merger Sub and CPA18 agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of CPA18, W. P. Carey and Merger Sub shall take all such necessary action. From the date of this Agreement through the Effective Time, CPA18 shall timely file, or cause to be filed, with the SEC all CPA18 SEC Documents required to be so filed.

(b)            Each of CPA18, W. P. Carey and Merger Sub shall give prompt notice to each other party if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that the delivery of any notice pursuant to Section 4.2(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 5.2(b) or 5.3(b), as the case may be.

Section 4.3           Fees and Distributions Payable to W. P. Carey and its Affiliates.

(a)            In connection with the Merger and the other transactions contemplated hereby (and not any CPA18 Competing Transaction), and conditioned upon the closing of the Merger and the other transactions contemplated hereby, W. P. Carey hereby waives, on behalf of itself and its Affiliates, all rights to receive any and all Advisor Closing Amounts to which W. P. Carey and any of its Affiliates may be entitled in connection with the Closing and the other transactions contemplated hereby. In addition, the parties agree that no Disposition Fees shall be payable by CPA18 to W. P. Carey and its Affiliates in respect of the consummation of the Merger and the other transactions contemplated hereby.

(b)            The parties agree that the waiver of Advisor Closing Amounts set forth in Section 4.3(a) is conditioned on the consummation of the Closing, and in the event that the Merger and the other transactions contemplated hereby are not consummated and this Agreement is terminated in accordance with Section 6.1, subject to the CPA18 Termination Fee Credit described in the following sentence, none of W. P. Carey or any of its Affiliates hereby waives any Advisor Closing Amounts or Disposition Fees. Notwithstanding the foregoing, if (i) this Agreement is terminated in accordance with either Section 6.1(g) or Section 6.1(h), (ii) a CPA18 Termination Fee is actually paid in accordance with Section 6.2(d), and (iii) the Advisor Closing Amounts become payable as a result of the consummation of a CPA18 Superior Competing Transaction, then (I) an amount equal to the CPA18 Termination Fee Credit shall be credited against the Advisor Closing Amounts payable to W. P. Carey and its Affiliates and (II) no Disposition Fees that would otherwise be payable in respect of the consummation of a CPA18 Superior Competing Transaction shall be payable to W. P. Carey and its Affiliates. Notwithstanding anything contained herein, in the CPA18 LP Agreement or otherwise, the CPA18 Termination Fee Credit shall be the only credit against the Advisory Closing Amounts, and the CPA18 Termination Fee Credit provided for in this Section 4.3(b) supersedes, and is in lieu of, any credit provided for in Section 11.7 of the CPA18 LP Agreement.

(c)            Concurrently with and conditioned upon the consummation of the Closing or the closing of any CPA18 Superior Competing Transaction (and provided that CPA18 has paid W. P. Carey and its Affiliates the CPA18 Termination Fee and the Advisory Closing Amounts to the extent required under this Agreement), the Amended and Restated Advisory Agreement dated as of January 1, 2015, among CPA18, CPA18 LP and CAM (as amended by that certain First Amendment to Amended and Restated Advisory Agreement dated as of January 30, 2018, and that certain Second Amendment to Amended and Restated Advisory Agreement dated as of May 11, 2020, the "Advisory Agreement"), and the Amended and Restated Asset Management Agreement dated as of May 13, 2015, among CPA18, CPA18 LP and Foreign Subsidiary (as amended, the "Asset Management Agreement" and together with the Advisory Agreement, the "CPA18 Advisory Agreements"), shall automatically terminate without any action by any of the parties thereto and without any requirement for prior notice. In addition, if (i) this Agreement is terminated in accordance with either Section 6.1(g) or Section 6.1(h), (ii) a CPA18 Termination Fee is actually paid in accordance with Section 6.2(d), and (iii) the Advisor Closing Amounts become payable as a result of the consummation of a CPA18 Superior Competing Transaction, then the Call Right (as such term is defined in the CPA18 LP Agreement) shall be deemed exercised by CPA18 LP, and the payment of the Special GP Amount (after giving effect to the CPA18 Termination Fee Credit) shall be deemed to satisfy in full all amounts owed and payable to W. P. Carey and its Affiliates at the closing of the CPA18 Superior Competing Transaction pursuant to Section 11.7 of the CPA18 LP Agreement.

(d)            The parties agree that W. P. Carey and its Affiliates shall continue to be entitled to receive any and all fees and distributions accrued, pursuant to the CPA18 Advisory Agreements and the CPA18 LP Agreement (collectively, the "Advisor Accrued Amounts"), prior to the Closing or the closing of any CPA18 Competing Transaction. Advisor Accrued Amounts shall exclude Advisor Closing Amounts and Disposition Fees that the parties have agreed in Section 4.3(b) or (c) shall not be payable thereunder.

(e)            Each of CAM, Foreign Subsidiary, Merger Sub and the Special General Partner agrees to be bound by the provisions of this Section 4.3.

Section 4.4           Tax Treatment; Cooperation.

(a)            CPA18 shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis all Tax Returns and amendments thereto required to be filed prior to the Closing Date (after electing all available automatic extensions of time to file such Tax Returns) by CPA18 or any of the CPA18 Subsidiaries, in a manner consistent with past practice (unless an alternative manner is required to avoid imposition of any penalties, fines or additions to Tax). Prior to filing any such Tax Returns, CPA18 shall deliver draft copies (together with supporting documentation, including Tax Return work papers) to W. P. Carey for W. P. Carey's review and comment, and CPA18 shall accept all reasonable comments of W. P. Carey with respect to such Tax Returns. CPA18 shall pay all Taxes required to be paid by CPA18 prior to the Effective Time. W. P. Carey shall have a reasonable period of time (but in no event less than 30 days) to review and comment on such Tax Returns and amendments prior to filing. If the parties do not agree on the draft Tax Returns or amendments, the parties shall hire a nationally recognized accounting firm reasonably acceptable to CPA18 and W. P. Carey to prepare the contested Tax Returns or amendments.

(b)            CPA18 will take all necessary actions, including but not limited to making sufficient distributions prior to Closing if needed, to assure that CPA18 will qualify as a REIT for its Tax year ending on the Closing Date. During the period from the date of this Agreement to the Effective Time, CPA18 shall, and shall cause each CPA18 Subsidiary to, facilitate all reasonable requests of W. P. Carey with respect to the maintenance of CPA18's REIT qualification.

(c)            Merger Sub, W. P. Carey and CPA18 shall report the Merger for U.S. federal income tax purposes and all relevant state and local income tax purposes as a reorganization governed by Section 368(a)(1) of the Code, unless otherwise required by Law or administrative action, and shall comply with any applicable Tax reporting requirements.

(d)            The parties agree to use their commercially reasonable efforts in order to structure the transactions contemplated by the Form S-4 and the Proxy Statement/Prospectus, as mutually agreed by the parties, in a manner so as to reduce transfer taxes and other governmental charges related to the matters described therein.

Section 4.5           Solicitation of Transactions.

(a)            Notwithstanding anything to the contrary contained in this Agreement, during the period beginning upon February 28, 2022, and continuing until 11:59 p.m. (New York City time) on March 30, 2022 (the "Solicitation Period End Date"), CPA18, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA18 or any CPA18 Subsidiary shall have the right to directly or indirectly (i) initiate, solicit, induce, cause, encourage and facilitate any CPA18 Competing Transaction, including by way of providing access to the properties, offices, assets, books, records and personnel of CPA18 and any CPA18 Subsidiary and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any such non-public information shall, to the extent not previously provided to W. P. Carey, Merger Sub or their respective representatives, be provided to W. P. Carey or Merger Sub prior to or substantially concurrently with it being provided to any Person given such access, (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any CPA18 Competing Transaction, or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a CPA18 Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any CPA18 Competing Transaction and (iii) grant a waiver under any standstill, confidentiality or similar agreement entered into by CPA18 to the extent necessary to allow the other party thereto to submit any CPA18 Competing Transaction or inquire, propose or make an offer that may lead to a CPA18 Competing Transaction to the CPA18 Special Committee in compliance with this Section 4.5. W. P. Carey agrees that neither it nor any Affiliate of W. P. Carey shall, and that it shall use its reasonable best efforts to cause its and their respective representatives not to, participate in discussions with (other than at the request of the CPA18 Special Committee), any person that it knows has made, or is considering or participating in discussions or negotiations with CPA18 or its representatives regarding, a CPA18 Competing Transaction: provided, however, that nothing in this sentence shall prohibit or restrict W. P. Carey from making or conducting public communications or solicitations regarding a CPA18 Competing Transaction or the transactions contemplated by this Agreement.

(b)            Except (i) as expressly permitted by this Section 4.5, or (ii) with respect to any Exempted Person until receipt of the CPA18 Stockholder Approval, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 6.1, CPA18, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA18 or any CPA18 Subsidiary, shall cease and cause to be terminated any solicitation, discussion or negotiation with any Persons with respect to any CPA18 Competing Transaction and request the immediate return or destruction of all confidential information previously furnished. Except as specifically provided in this Section 4.5, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 6.1, CPA18, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives, or any controlled Affiliates of CPA18 or any CPA18 Subsidiary, shall not (i) initiate, solicit, propose, cause (including by providing information) or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a CPA18 Competing Transaction, other than with respect to any Exempted Person, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning, CPA18 or any CPA18 Subsidiary, including their properties, books and records, to any Person (other than with respect to any Exempted Person) relating to, or otherwise cooperate with, any CPA18 Competing Transaction or any proposal or offer that would reasonably be expected to lead to a CPA18 Competing Transaction, (iii) approve, publicly endorse, publicly recommend or enter into any CPA18 Competing Transaction or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any CPA18 Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.5) (an "Alternative Acquisition Agreement"), (iv) publicly propose, agree or publicly announce an intention to take any of the foregoing actions, (v) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a CPA18 Competing Transaction, other than with respect to any Exempted Person until receipt of the CPA18 Stockholder Approval, or (vi) except to the extent waived pursuant to Section 4.5(a)(iii) above and with respect to any Exempted Person until receipt of the CPA18 Stockholder Approval, terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by CPA18 in respect of or in contemplation of a CPA18 Competing Transaction. The foregoing will not prevent CPA18 from, after the end of the Solicitation Period End Date, (x) communicating with a prospective acquirer to request clarification of the terms and conditions of a possible CPA18 Competing Transaction so as to determine whether such CPA18 Competing Transaction could reasonably be expected to lead to a CPA18 Superior Competing Transaction or (y) providing non-public information about CPA18 or any CPA18 Subsidiary (subject to an Acceptable Confidentiality Agreement) to, and engaging in discussions and negotiations regarding a possible CPA18 Competing Transaction with, a prospective acquirer in response to a proposal or offer that could reasonably be expected to lead to a CPA18 Competing Transaction, in either instance, which CPA18 received prior to the Solicitation Period End Date, or which CPA18 receives after the Solicitation Period End Date that did not result in whole or in part from a breach of this Section 4.5(b), and which the CPA18 Special Committee determines in good faith after consultation with its independent financial advisor and outside legal counsel, would result (if consummated in accordance with its terms) in, or is reasonably likely to result in, a CPA18 Superior Competing Transaction.

(c)            Except as expressly provided by Section 4.5(d), at any time after the date hereof, the CPA18 Special Committee shall not (i) (A) publicly withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), its recommendation of this Agreement and the Merger or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by the CPA18 Special Committee of this Agreement, the Merger or the other transactions contemplated hereby, (B) adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any CPA18 Competing Transaction, (C) allow its recommendation of this Agreement and the Merger to be excluded from the Proxy Statement/Prospectus, (D) fail to recommend against any CPA18 Competing Transaction within ten (10) Business Days after such CPA18 Competing Transaction is publicly announced, or (E) if a tender or exchange offer relating to equity securities of CPA18 is commenced by a Person unaffiliated with W. P. Carey, fail to send to the CPA18 Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the CPA18 Special Committee recommends rejection of such tender or exchange offer (any action described in clauses (A), (B), (C), (D) or (E), an "Adverse Recommendation Change"), or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit CPA18 or any CPA18 Subsidiary to execute or enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.5).

(d)            Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the CPA18 Stockholder Approval, the CPA18 Special Committee shall be permitted to either (i) terminate this Agreement in order to enter into an Alternative Acquisition Agreement with respect to a CPA18 Superior Competing Transaction, subject to compliance with Section 6.1(g) and Section 6.2, or (ii) effect an Adverse Recommendation Change, in each instance, if and only if (A) the CPA18 Special Committee has received a CPA18 Competing Transaction (whether or not from an Exempted Person) that, in the good faith determination of the CPA18 Special Committee, after consultation with its financial advisor and outside legal counsel, constitutes a CPA18 Superior Competing Transaction, after having complied with this Section 4.5(d), and (B) with respect to any Person who is not an Exempted Person, the CPA18 Special Committee determines in good faith, after consultation with outside legal counsel, that a failure to take such action would be inconsistent with the duties of the members of the CPA18 Special Committee under applicable Law. Notwithstanding the foregoing, prior to either terminating this Agreement or effecting an Adverse Recommendation Change, in each instance in accordance with this Section 4.5(d), (x) the CPA18 Special Committee shall provide a written notice to W. P. Carey and Merger Sub that it intends to take such action and describing (1) the basis for its determination, and (2) the material terms and conditions of the CPA18 Superior Competing Transaction that is the basis of such action (including the identity of the party making the CPA18 Superior Competing Transaction and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a "Change of Recommendation Notice"); (y) during the three (3) Business Day period following W. P. Carey's and Merger Sub's receipt of the Change of Recommendation Notice, CPA18 shall, and shall cause its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives, or any controlled Affiliates of CPA18 or any CPA18 Subsidiary to, negotiate with W. P. Carey and Merger Sub in good faith (to the extent that W. P. Carey and Merger Sub desire to negotiate) to make amendments to the terms and conditions of this Agreement so as to obviate the need for the proposed termination of this Agreement or the proposed Adverse Recommendation Change, as applicable; and (z) following the close of business on the last day of the three (3) Business Day period or such greater period of time as may be permitted by the CPA18 Special Committee in its sole discretion, the CPA18 Special Committee shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account any amendments to this Agreement proposed in writing by W. P. Carey and Merger Sub in response to the Change of Recommendation Notice, that such CPA18 Competing Transaction continues to constitute a CPA18 Superior Competing Transaction (whether or not from an Exempted Person), and with respect to any Person who is not an Exempted Person a failure to effect an Adverse Recommendation Change would be inconsistent with the duties of the members of the CPA18 Special Committee under applicable Law. If any amendment to the financial terms or any material term of any CPA18 Superior Competing Transaction is made, the CPA18 Special Committee shall deliver a new Change of Recommendation Notice to W. P. Carey and Merger Sub, and CPA18 shall be required to comply again with the requirements of this Section 4.5(d); provided that with respect to any and all such new Change of Recommendation Notices, the references in this Section 4.5(d) to "three (3) Business Days" shall be deemed to be references to "one (1) Business Day".

(e)            Within forty-eight (48) hours after the expiration of the Solicitation Period End Date, CPA18 shall (i) notify W. P. Carey in writing of the identity of each person, if any, that, in accordance with this Agreement, the CPA18 Special Committee has determined to be an Exempted Person and (ii) provide W. P. Carey with the material terms and conditions of any CPA18 Competing Transaction received from any Exempted Person prior to the Solicitation Period End Date. CPA18 shall keep W. P. Carey reasonably and promptly informed of any material changes in the status, terms or conditions of any CPA18 Competing Transaction received from any Exempted Person. Except as may relate to an Exempted Person, from and after the Solicitation Period End Date, CPA18 shall (i) as promptly as reasonably practicable (and in any event within forty-eight (48) hours of receipt), advise W. P. Carey of receipt by CPA18 or any of its Affiliates of (A) any CPA18 Competing Transaction or (B) any request for information that would reasonably be expected to lead to any CPA18 Competing Transaction, the terms and conditions of any such CPA18 Competing Transaction or request (including the identity of the party making such CPA18 Competing Transaction), (ii) keep W. P. Carey fully and promptly informed (and in any event within twenty-four (24) hours) of any material changes in the status, terms or conditions of any such CPA18 Competing Transaction (it being understood that any change or modification to any financial term or condition of any CPA18 Competing Transaction shall be deemed to be a material change) or request, and (iii) provide W. P. Carey promptly with (a) an unredacted copy of any such CPA18 Competing Transactions made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (b) a written summary of the material terms of any CPA18 Competing Transactions not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)).

(f)            So long as this Agreement has not been terminated, no Adverse Recommendation Change shall change the approval of the CPA18 Special Committee for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

(g)            Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.5 by CPA18, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other agents or representatives, or any controlled Affiliates of CPA18 or any CPA18 Subsidiary, shall be deemed to be a breach of this Section 4.5 by CPA18.

(h)            For purposes of this Agreement, a "CPA18 Competing Transaction" shall mean any proposal or offer for, whether in one transaction or a series of transactions, any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving CPA18 (or any of the material CPA18 Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of CPA18 and the CPA18 Subsidiaries, taken as a whole, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any issue, sale or other disposition of (including by way of merger, consolidation, share exchange, business combination or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifty percent (50%) or more of the voting power of CPA18 and the CPA18 Subsidiaries; (iv) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CPA18 and the CPA18 Subsidiaries in which a Person shall acquire beneficial ownership of fifty percent (50%) or more of the outstanding shares of any class of voting securities of CPA18 and the CPA18 Subsidiaries; or (v) any tender offer or exchange offer for 50% or more of the voting power in the election of directors exercisable by the holders of outstanding CPA18 Common Stock (or any of the CPA18 Subsidiaries).

(i)            For purposes of this Agreement, a "CPA18 Superior Competing Transaction" means a bona fide proposal for a CPA18 Competing Transaction made by a third party which the CPA18 Special Committee determines (after taking into account any amendment of the terms of the Transaction Documents or the Merger by W. P. Carey and/or any proposal by W. P. Carey to amend the terms of the Transaction Documents or the Merger), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the CPA18 Stockholders than the Merger and the other transactions contemplated by this Agreement, (ii) would result in such third party owning, directly or indirectly, at least 90% of the CPA18 Common Stock then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or at least 90% of the assets of CPA18 and the CPA18 Subsidiaries taken as a whole, (iii) is reasonably capable of being consummated and (iv) was not solicited by CPA18, any CPA18 Subsidiary or any of their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates in breach of this Section 4.5.

(j)            Nothing contained in this Section 4.5 or elsewhere in this Agreement shall prohibit CPA18 or the CPA18 Special Committee, directly or indirectly through its Representatives, from disclosing to the CPA18 Stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the CPA18 Special Committee has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

Section 4.6           Public Announcements. CPA18 and W. P. Carey shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents, except as otherwise required by Law in a manner which makes consultation impracticable.

Section 4.7           Transfer and Gains Taxes. W. P. Carey or Merger Sub shall, with CPA18's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, W. P. Carey or the Surviving Company shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the CPA18 Common Stock.

Section 4.8           Indemnification; Directors' and Officers' Insurance.

(a)            It is understood and agreed that CPA18 shall indemnify and hold harmless, and, after the Effective Time, the Surviving Company and W. P. Carey shall indemnify and hold harmless, each director and officer of CPA18 or any of the CPA18 Subsidiaries (the "Indemnified Parties"), to no less than the extent that such Indemnified Parties are indemnified by CPA18 or the CPA18 Subsidiaries as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.8(a), upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify CPA18 and, after the Effective Time, the Surviving Company and W. P. Carey, promptly thereof; provided that the failure to so notify shall not affect the obligations of CPA18, the Surviving Company and W. P. Carey except to the extent such failure to notify materially prejudices such party.

(b)            W. P. Carey agrees that it shall maintain in full force and effect for a period of six years from the Effective Time all rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors and officers of CPA18 and the CPA18 Subsidiaries provided for in the CPA18 Charter or CPA18 Bylaws or any provision of the comparable charter or organizational documents of any of the CPA18 Subsidiaries, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, including the Merger; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, W. P. Carey shall purchase directors' and officers' liability insurance coverage for CPA18's and CPA18 Subsidiaries' directors and officers, in a form reasonably acceptable to CPA18, which shall provide such directors and officers with runoff coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by CPA18 and the CPA18 Subsidiaries.

(c)            This Section 4.8(c) is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of W. P. Carey, CPA18 and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.8(c).

(d)            In the event that W. P. Carey or the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of W. P. Carey and the Surviving Company, as the case may be, assume the obligations set forth in this Section 4.8(d).

Section 4.9      Purchases and Redemptions of CPA18 Common Stock. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 or the Effective Time of the Merger, CPA18 agrees that it will not purchase, redeem or otherwise acquire any CPA18 Common Stock or stock or other equity interests in any CPA18 Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of CPA18 Common Stock or stock or other equity interests in any CPA18 Subsidiary, except that CPA18 may complete any (i) qualified redemptions pending as of the date of this Agreement, (ii) any "special circumstances redemptions" (as defined in the Registration Statement on Form S-11 (Registration No. 333-185111) filed by CPA18, and declared effective by the SEC on May 7, 2013) and (iii) such redemptions or other actions that the CPA18 Board deems advisable in accordance with Article VI (Restrictions on Transfer and Ownership of Shares) of the CPA18 Charter to enable CPA18 to maintain its qualification as a REIT, in each case to the extent permitted by applicable Law.

Section 4.10      Purchases and Redemptions of W. P. Carey Common Stock. During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 or the Effective Time of the Merger, W. P. Carey agrees that it will not, other than in the ordinary course of business and in compliance with U.S. federal securities Laws, purchase, redeem or otherwise acquire any shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary, in each case other than (i) repurchases from employees or Affiliates of W. P. Carey or any W. P. Carey Subsidiary (including, for purposes of this Section 4.10, as of the date hereof, any holder of ten percent (10%) or more of (a) W. P. Carey Common Stock or (b) stock or equity interests of any such W. P. Carey Subsidiary) and (ii) such redemptions or other actions that the W. P. Carey Board deems advisable in accordance with Article VI (Restrictions on Transfer and Ownership of Shares) of the W. P. Carey Charter to enable W. P. Carey to maintain its qualification as a REIT, to the extent permitted by applicable Law.

Section 4.11      Access; Confidentiality. To the extent applicable, CPA18 and W. P. Carey agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers and to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and litigation claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section 4.11 shall affect or be deemed to modify any representation or warranty made in this Agreement; provided, further, that the parties hereto shall not be required to provide information (i) in breach of applicable Law or (ii) that is subject to confidentiality obligations. Unless otherwise required by Law, the parties shall hold all information of the other party which is confidential and is reasonably identified as such or should reasonably be known to be confidential in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the receiving party. If this Agreement is terminated for any reason, each party shall promptly return to such other party or destroy, providing reasonable evidence of such destruction, all such confidential information obtained from any other party, and any copies made of (and other extrapolations from or work product or analyses based on) such documents. Notwithstanding anything set forth in this Agreement to the contrary, from and after the date hereof until the consummation of the transactions contemplated hereunder or the earlier termination of this Agreement, W. P. Carey and its Affiliates shall be permitted to, in their capacity as the external advisor to CPA18 and the CPA18 Subsidiaries, share, furnish or otherwise provide non-public information or data concerning the Sale Properties; provided that W. P. Carey shall keep the CPA18 Special Committee reasonably well informed regarding the status of the potential sales of any of the Sale Properties.

Section 4.12      NYSE Listing and Deregistration. W. P. Carey shall use its reasonable best efforts to cause the W. P. Carey Common Stock issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. W. P. Carey shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary to enable the deregistration of the CPA18 Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and in any event no more than ten (10) days after the Closing Date).

Section 4.13      Assistance to CPA18. W. P. Carey will, except as otherwise instructed in writing by the CPA18 Special Committee, cause CAM, Foreign Subsidiary and Merger Sub to assist and cooperate in good faith to cause CPA18 to fulfill all its obligations in this Article IV and elsewhere in this Agreement. Each of CAM, Foreign Subsidiary and Merger Sub shall, at the request of the CPA18 Special Committee, assist and cooperate in good faith to facilitate CPA18's efforts to actively seek and solicit CPA18 Competing Transactions prior to the Solicitation Period End Date, in accordance with the go-shop protocol agreed by the parties. In addition, each of CAM, Foreign Sub and Merger Sub shall, at the request of the CPA18 Special Committee, assist and cooperate in good faith at all times following the Solicitation Period End Date to facilitate CPA18's discussions, negotiations, providing of information and any other actions or inactions that CPA18 is permitted to do or not do with respect to possible CPA18 Competing Transactions and related Alternative Acquisition Agreements under the terms of, and as defined in, this Agreement.

Section 4.14      Sale of CPA18 Properties. W. P. Carey and its Subsidiaries shall not cause CPA18 or any CPA18 Subsidiary to sell or dispose of any real estate assets of CPA18 or any CPA18 Subsidiary without the separate consent of the CPA18 Special Committee, except that (i) from and after the date hereof until the Closing or the earlier termination of this Agreement, W. P. Carey and its Affiliates are authorized to market for sale, without the separate consent of the CPA18 Special Committee, the real estate assets listed in Schedule 4.14 of the W. P. Carey Disclosure Letter (the "Sale Properties") at prices equal to or greater than the respective release price set forth opposite each such asset in Schedule 4.14 of the W.P. Carey Disclosure Letter, and (ii) after the end of the forty-eight (48) hour period following the expiration of the Solicitation Period End Date, W. P. Carey and its Affiliates are authorized to cause CPA18 or any CPA18 Subsidiary to enter into a definitive agreement to sell, or to sell, without the separate consent of the CPA18 Special Committee, the Sale Properties at prices equal to or greater than the respective release price set forth opposite each such asset in Schedule 4.14 of the W.P. Carey Disclosure Letter; provided, however, that in the event that CPA18 has advised or advises W. P. Carey in writing of CPA18's intention to communicate with or engage in discussions or negotiations with an Exempted Person regarding a possible CPA18 Competing Transaction, no definitive agreement with respect to the sale of any Sale Properties may be entered into and no sale of any Sale Properties may occur, in each case until after the fifteenth (15th) Business Day following the receipt of such written notice by W. P. Carey or, if earlier, such time that CPA18 has advised or advises W. P. Carey that all such communications, discussions and negotiations have terminated. W. P. Carey shall provide written notice (which may be in the form of email communication to the chair of the CPA18 Special Committee) to CPA18 substantially concurrently with the commencement of any active marketing of the Sale Properties and shall keep CPA18 reasonably informed of the prices at which any Sale Properties being actively marketed for sale are, in W. P. Carey's reasonable judgment, likely to be sold.

Section 4.15      Voting. In accordance with the restrictions in the CPA18 Charter, neither W. P. Carey nor any of its Affiliates shall vote for or consent to the Merger and the other transactions contemplated by the Transaction Documents in connection with the CPA18 Stockholder Approval.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1        Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)         CPA18 Stockholder Approval. The CPA18 Stockholder Approval shall have been obtained.

(b)         Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

(c)        No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

(d)        Other Approvals. All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 2.1(c)(ii) of the CPA18 Disclosure Letter or Schedule 2.2(c)(iii) of the W. P. Carey Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby shall have been made or obtained (as the case may be).

Section 5.2      Conditions to Obligations of W. P. Carey and Merger Sub. The obligations of W. P. Carey and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by W. P. Carey:

(a)            Representations and Warranties. The representations and warranties of CPA18 set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.1 and (y) to the extent that any representation or warranty expressly speaks as of a specified date or time, in which case such representation or warranty need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA18 Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA18 Material Adverse Effect, and W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA18 by the Chief Executive Officer and the Chief Financial Officer of CPA18 to such effect.

(b)            Performance of Covenants and Obligations of CPA18. CPA18 shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA18 by the Chief Executive Officer and the Chief Financial Officer of CPA18 to such effect.

(c)            Material Adverse Change. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA18 Material Adverse Effect. W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA18 by the Chief Executive Officer and the Chief Financial Officer of CPA18 to such effect.

(d)            Opinion Relating to REIT Qualification. W. P. Carey and Merger Sub shall have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that, at all times since its taxable year ended December 31, 2018 through the Closing Date, CPA18 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP may rely on customary assumptions and representations of CPA18 reasonably acceptable to W. P. Carey.

(e)            Consents. All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a CPA18 Material Adverse Effect.

(f)            FIRPTA Certificate. W. P. Carey shall have received a certificate, duly completed and executed by CPA18, pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, certifying that CPA18 is not a "foreign person" within the meaning of Section 1445 of the Code.

(g)            Opinion Relating to the Merger. W. P. Carey and Merger Sub shall have received an opinion of DLA Piper LLP (US), dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, DLA Piper LLP (US) shall be entitled to rely upon customary assumptions and representations of CPA18, W. P. Carey and Merger Sub.

Section 5.3      Conditions to Obligations of CPA18. The obligations of CPA18 to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by CPA18:

(a)            Representations and Warranties. The representations and warranties of W. P. Carey and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.2 and (y) to the extent that any representation or warranty expressly speaks as of a specified date or time, in which case such representation or warranty need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, W. P. Carey Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a W. P. Carey Material Adverse Effect, and CPA18 shall have received a certificate signed on behalf of W. P. Carey and Merger Sub by the respective Chief Executive Officer and the Chief Financial Officer of W. P. Carey and Merger Sub to such effect.

(b)            Performance of Covenants or Obligations of W. P. Carey. W. P. Carey shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CPA18 shall have received a certificate signed on behalf of W. P. Carey by the Chief Executive Officer and the Chief Financial Officer of W. P. Carey to such effect.

(c)            NYSE Listing. W. P. Carey Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d)            Material Adverse Change. Since the date of this Agreement, there shall have occurred no change, events or circumstances which, individually or in the aggregate, constitute a W. P. Carey Material Adverse Effect. CPA18 shall have received a certificate signed on behalf of W. P. Carey by the Chief Executive Officer and Chief Financial Officer to such effect.

(e)            Opinion Relating to REIT Qualification. CPA18 shall have received an opinion, dated as of the Closing Date, of DLA Piper LLP (US) to the effect that, commencing with its taxable year ended December 31, 2018, W. P. Carey has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation as described in the Proxy Statement/Prospectus and Form S-4 will enable W. P. Carey to continue to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, DLA Piper LLP (US) may rely on customary assumptions and representations of W. P. Carey reasonably acceptable to CPA18, and the opinion set forth in Section 5.2(d).

(f)            Consents. All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than (i) those required to be delivered pursuant to Section 5.2(e) and (ii) such consents and waivers from third parties which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a W. P. Carey Material Adverse Effect.

(g)            Opinion Relating to the Merger. CPA18 shall have received an opinion of Clifford Chance US LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP shall be entitled to rely upon customary assumptions and representations of CPA18, W. P. Carey and Merger Sub.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1      Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the CPA18 Stockholder Approval is obtained:

(a)            by mutual written consent duly authorized by the boards of directors of each of CPA18 and W. P. Carey;

(b)            by W. P. Carey, upon a breach of any representation, warranty, covenant or agreement on the part of CPA18 set forth in this Agreement, or if any representation or warranty of CPA18 shall have become untrue, in either case such that the conditions set forth in Sections 5.2(a) or 5.2(b), as the case may be, would be incapable of being satisfied by August 31, 2022 (the "Termination Date"); provided that CPA18 shall not be deemed to have breached a representation, warranty, covenant or agreement set forth in this Agreement to the extent the actions or inactions of W. P. Carey or any W. P. Carey Subsidiary in its capacity as advisor to CPA18 pursuant to the CPA18 Advisory Agreements resulted in such breach;

(c)            by CPA18, upon a breach of any representation, warranty, covenant or agreement on the part of W. P. Carey or Merger Sub set forth in this Agreement, or if any representation or warranty of W. P. Carey or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 5.3(a) or 5.3(b), as the case may be, would be incapable of being satisfied by the Termination Date;

(d)            by either W. P. Carey or CPA18, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable after the parties have used reasonable best efforts to have such judgment, injunction, order, decree or action removed, repealed or overturned;

(e)            by either W. P. Carey or CPA18, if the Merger shall not have been consummated before the Termination Date; provided, however, that (i) a party that has materially breached a representation, warranty, covenant or agreement of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 6.1(e) and (ii) W. P. Carey shall not be entitled to exercise its right to terminate under this Section 6.1(e) to the extent it or any of its Subsidiaries' actions or inactions in its capacity as advisor to CPA18 pursuant to the CPA18 Advisory Agreements resulted in a breach by CPA18 or a failure of CPA18 to perform its obligations under this Agreement; provided, further, that the Termination Date shall be automatically extended until September 30, 2022 (the "Extended Termination Date"), if the condition to Closing set forth in Section 5.1(d) is not capable of being satisfied as of the Termination Date but is reasonably likely to be satisfied by the Extended Termination Date;

(f)            by W. P. Carey or CPA18 if, upon a vote at a duly held CPA18 Stockholder Meeting or any postponement or adjournment thereof, the CPA18 Stockholder Approval shall not have been obtained, as contemplated by Section 4.1;

(g)            by CPA18, if the CPA18 Special Committee shall have withdrawn its recommendation of the Merger or this Agreement, or approved or recommended a CPA18 Superior Competing Transaction, in each instance (i) in accordance with the provisions of Section 4.5 and (ii) CPA18 has paid the CPA18 Termination Fee;

(h)            by W. P. Carey, if (i) prior to the CPA18 Stockholder Meeting, the CPA18 Board or any committee thereof shall have withdrawn or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any CPA18 Superior Competing Transaction or (ii) CPA18 shall have entered into any agreement with respect to any CPA18 Superior Competing Transaction; or

The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 6.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 6.1 for any such termination.

Section 6.2      Expenses; Termination Fee.

(a)            Except as otherwise specified in this Section 6.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that CPA18 and W. P. Carey shall each bear one half of the costs of filing, printing and mailing the Proxy Statement/Prospectus and the Form S-4.

(b)            CPA18 agrees that if this Agreement shall be terminated pursuant to Section 6.1(b) then CPA18 will pay to W. P. Carey, or as directed by W. P. Carey, an amount equal to the W. P. Carey Expenses; provided that such amount shall be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the "W. P. Carey Expenses" shall be an amount equal to W. P. Carey's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all outside attorneys', accountants' and investment bankers' fees and expenses).

(c)            W. P. Carey agrees that if this Agreement shall be terminated pursuant to Section 6.1(c) then W. P. Carey will pay to CPA18, or as directed by CPA18, an amount equal to the CPA18 Expenses; provided that such amount shall, subject to the provisions of Section 6.6, be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the "CPA18 Expenses" shall be an amount equal to CPA18's out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses and fees and expenses of the CPA18 Special Committee).

(d)            CPA18 agrees that if this Agreement shall be terminated either by (i) CPA18 pursuant to Section 6.1(g), or (ii) W. P. Carey pursuant to Section 6.1(h), in each instance, CPA18 shall pay the CPA18 Termination Fee to W. P. Carey prior to or concurrently with such termination, by wire transfer of same day funds to one or more accounts designated by W. P. Carey.

(e)            The foregoing provisions of this Section 6.2 have been agreed to by CPA18 and W. P. Carey in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

(f)            In the event that either W. P. Carey or CPA18 is required to file suit to seek all or a portion of the amounts payable under this Section 6.2, and such party prevails in such litigation, such party shall be entitled to reasonable and documented out-of-pocket expenses, including reasonable outside attorneys' fees and expenses, which it has incurred in enforcing its rights under this Section 6.2.

Section 6.3      Effect of Termination. In the event of termination of this Agreement by either CPA18 or W. P. Carey as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of W. P. Carey, Merger Sub or CPA18, other than Section 6.2, this Section 6.3, Section 6.6 and Article VII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.

Section 6.4      Amendment. This Agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the CPA18 Stockholder Approval is obtained and prior to the filing of the Articles of Merger for the Merger with, and the acceptance for record of such Articles of Merger by, the SDAT; provided, however, that, after the CPA18 Stockholder Approval is obtained, no such amendment, modification or supplement shall alter the amount of the Per Share Merger Consideration to be delivered to the CPA18 Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the CPA18 Stockholders.

Section 6.5      Extension; Waiver. At any time prior to the Effective Time, each of CPA18 and W. P. Carey may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 6.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 6.6      Payment of Expenses.

(a)            In the event that CPA18 or W. P. Carey becomes obligated to pay any expenses under Section 6.2 (the "Expense Amount"), CPA18 or W. P. Carey, as applicable, shall pay to the party entitled to receive such payment (the "Receiving Party") from the amount deposited into escrow in accordance with this Section 6.6(a), an amount equal to the lesser of (i) the Expense Amount and (ii) the sum of (A) the maximum amount that can be paid to the Receiving Party without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code for the year in which the Expense Amount would otherwise be payable, for this purpose treating such amount as income that does not qualify for purposes of Sections 856(c)(2) and (c)(3) of the Code, as determined by the Receiving Party's independent certified public accountants, plus (B) if the Receiving Party receives either (1) a letter from the Receiving Party's counsel indicating that the Receiving Party has received a ruling from the IRS described in Section 6.6(b) or (2) an opinion from the Receiving Party's counsel as described in Section 6.6(b), an amount equal to the Expense Amount less the amount payable under clause (A) above. To the extent the entire Expense Amount is not paid to the Receiving Party in the year in which such amount would otherwise be payable as a result of the restrictions set forth in this Section 6.6(a), the Expense Amount shall be carried forward to the succeeding year and shall be payable (as described above) in such succeeding year by applying the same formula and by deeming such Expense Amount as payable in such succeeding year. To the extent the full Expense Amount has not been paid in the initial and succeeding year, the amount shall similarly be carried forward for each of the next three taxable years. To the extent that the entire Expense Amount has not been paid in the initial year, the succeeding year and the three following years, the Expense Amount shall be forfeited by the Receiving Party. To secure the obligation of CPA18 or W. P. Carey, as applicable, to pay these amounts, CPA18 or W. P. Carey, as applicable, shall deposit into escrow an amount in cash equal to the Expense Amount with an escrow agent selected by CPA18 or W. P. Carey, as applicable, and on such terms (subject to Section 6.6(b)) as shall be mutually agreed upon by CPA18 or W. P. Carey, as applicable, the Receiving Party and the escrow agent. The payment or deposit into escrow of the Expense Amount pursuant to this Section 6.6(a) shall be made at the time CPA18 or W. P. Carey, as applicable, would otherwise be obligated to pay the Receiving Party pursuant to Section 6.2.

(b)            The escrow agreement shall provide that the Expense Amount in escrow or any portion thereof shall not be released to the Receiving Party unless the escrow agent receives any of the following: (i) a letter from the Receiving Party's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Receiving Party without causing the payee to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code determined as if the payment of such amount did not constitute income that qualifies for purposes of Sections 856(c)(2) and (c)(3) of the Code ("Qualifying Income") or a subsequent letter from the Receiving Party's accountants revising that amount, in which case the escrow agent shall release such amount to the Receiving Party, or (ii) a letter from the Receiving Party's counsel indicating that the Receiving Party received a ruling from the IRS holding that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Code Sections 856(c)(2) and (3) (or alternatively, the Receiving Party's counsel has rendered a legal opinion to the effect that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (c)(3) of the Code), in which case the escrow agent shall release the remainder of the Expense Amount to the Receiving Party. CPA18 and W. P. Carey each agree to amend this Section 6.6 at the request of the Receiving Party in order to (A) maximize the portion of the Expense Amount that may be distributed to the Receiving Party hereunder without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code, (B) improve the likelihood of the Receiving Party securing a ruling described in this Section 6.6(b), or (C) assist the Receiving Party in obtaining a legal opinion from its counsel as described in this Section 6.6(b). The escrow agreement shall also provide that any portion of the Expense Amount not paid to the Receiving Party in the initial year and the four succeeding years shall be released by the escrow agent to CPA18 or W. P. Carey, as applicable. Unless such party is the Receiving Party, none of CPA18 or W. P. Carey shall be a party to such escrow agreement, and neither shall bear any cost of or have liability resulting from the escrow agreement.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1      Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (including but not limited to Section 6.2).

Section 7.2      Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)           if to CPA18, to:

Corporate Property Associates 18 – Global Incorporated
One Manhattan West

395 9th Avenue, 58th Floor

New York, New York 10001
Attn: Chair of the Special Committee
Fax: [*]

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attn: Kathleen L. Werner, Esq.
Fax: [*]

with a further copy to:

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, Pennsylvania 19103

Attn: Barry M. Abelson, Esq.

Fax: [*]

(b)           if to W. P. Carey or Merger Sub, to:

W. P. Carey Inc.
One Manhattan West

395 9th Avenue, 58th Floor
New York, New York 10001
Attn: Chief Executive Officer and Chief Financial Officer
Fax: [*]

with a copy to:

W. P. Carey Inc.
One Manhattan West

395 9th Avenue, 58th Floor
New York, New York 10001
Attn: Sapna Sanagavarapu, Esq.
Fax: [*]

with a further copy to:

DLA Piper LLP (US)
1251 Avenue of the Americas

New York, New York 10020
Attn: Christopher P. Giordano, Esq.

Jon Venick, Esq.
Fax: [*]

 [*]

Section 7.3      Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" is used in this Agreement, they shall be deemed to be followed by the words "without limitation."

Section 7.4      Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission (including via .pdf) shall be as effective as delivery of a manually executed counterpart.

Section 7.5      Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article I and Section 4.8, which shall inure to the benefit of the Persons expressly specified therein, are not intended to confer upon any Person other than the parties hereto any rights or remedies. The rights of such third-party beneficiaries expressly specified under the provisions of Article I and Section 4.8 shall not arise unless and until the Effective Time occurs.

Section 7.6      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 7.7      Assignment. Except as mutually agreed by the parties hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 7.8      Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VI, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 7.9      Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.9.

Section 7.10      Exhibits; Disclosure Letters. All Exhibits referred to herein, in the CPA18 Disclosure Letter and in the W. P. Carey Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.

Section 7.11      Conflict Waiver. Recognizing that Clifford Chance US LLP has acted as legal counsel to CPA18 in connection with the transactions contemplated by this Agreement, and that Clifford Chance US LLP has represented W. P. Carey in unrelated matters, CPA18, W. P. Carey and Merger Sub each hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Clifford Chance US LLP representing CPA18. This Section 7.11 shall survive the consummation of the Merger.

ARTICLE VIII

CERTAIN DEFINITIONS

Section 8.1      Certain Definitions.

"Acceptable Confidentiality Agreement" means a customary confidentiality agreement containing terms no less favorable to CPA18 than the terms set forth in the form of Confidentiality Agreement attached hereto as Exhibit B.

"Accrual Period" means the period from and including the first day of the calendar quarter in which the Original Closing Date occurred up to but excluding the Closing Date.

"Advisor Closing Amounts" means all fees and distributions payable to W. P. Carey and its Affiliates in connection with the Closing or the closing of any CPA18 Competing Transaction, including, without limitation, all (i) distributions of Capital Proceeds upon a Change of Control Event, and related allocation of profits and losses, under the CPA18 LP Agreement (as such terms are defined in the CPA18 LP Agreement) and (ii) rights to amounts in respect of the Special General Partner Interest (as defined in the CPA18 LP Agreement) pursuant to Section 11.7 of the CPA18 LP Agreement (the amounts included in this clause (ii), the "Special GP Amount"); provided, however, that for the avoidance of doubt, Advisor Closing Amounts shall not include Advisor Accrued Amounts or Disposition Fees.

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Business Day" means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

"Cash Adjustment Amount" means an amount equal to the difference obtained by subtracting the Dividend Adjustment Amount from the Total Accrued Daily Amount. In no event shall the Cash Adjustment Amount be less than zero.

"CPA18 LP Agreement" means that certain Amended and Restated Agreement of Limited Partnership of CPA18 LP dated as of January 1, 2015, by and between CPA18 and Special General Partner.

"CPA18 Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of CPA18 and the CPA18 Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by CPA18 of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that a CPA18 Material Adverse Effect shall not include any effect or event with respect to CPA18 or any CPA18 Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the CPA18 Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which CPA18 and the CPA18 Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on CPA18 and the CPA18 Subsidiaries, taken as a whole, relative to others in the industries in which CPA18 and the CPA18 Subsidiaries operate, (d) any failure, in and of itself, by CPA18 or the CPA18 Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a CPA18 Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. generally accepted accounting principles ("GAAP") (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on CPA18 and the CPA18 Subsidiaries, taken as a whole, relative to others in the industries in which CPA18 and the CPA18 Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the CPA18 Properties, taken as a whole.

"CPA18 Property" means each of the real properties reflected on the most recent balance sheet of CPA18 included in the CPA18 SEC Documents in which CPA18 or a CPA18 Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest.

"CPA18 SEC Documents" means each report, schedule, registration statement and definitive proxy statement filed by CPA18 with the SEC since November 21, 2012.

"CPA18 Subsidiary" means each Subsidiary of CPA18, other than Subsidiaries of CPA18 with no assets that are in the process of being dissolved.

"CPA18 Termination Fee" means an amount in cash equal to $47.0 million; provided, however, in the event that (i) this Agreement is terminated pursuant to Section 6.1(g) or Section 6.1(h), and (ii) CPA18 enters into an Alternative Acquisition Agreement with an Exempted Person with respect to a CPA18 Superior Competing Transaction in connection and compliance with Section 4.5, the CPA18 Termination Fee shall be an amount in cash equal to $15.7 million.

"CPA18 Termination Fee Credit" means the lesser of (i) the CPA18 Termination Fee actually paid in accordance with Section 6.2(d) and (ii) the Special GP Amount.

"Daily Amount" means $0.0016 per day.

"Designated Portfolio" means CPA18's Iberian student-housing portfolio subject to the Framework Agreement, dated as of December 20, 2019.

"Dividend Adjustment Amount" means an amount equal to the sum of (x) the amount of regular quarterly dividends actually paid or payable by CPA18 on a share of CPA18 Class A Common Stock that would not have been paid or payable if the Closing had occurred on the Original Closing Date plus (y) the amount of any regular quarterly dividends paid or payable by W. P. Carey on 0.0978 shares of a share of W. P. Carey Common Stock to holders of record as of a record date after the Closing Date, to the extent they are paid or payable in respect of any part of the Accrual Period.

"Disposition Fees" has the meaning given to such term in the CPA18 Advisory Agreements.

"Exempted Person" means any Person, group of Persons or group that includes any Person (so long as in each case such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement) who has submitted a bona-fide-written offer or communication constituting a CPA18 Competing Transaction to CPA18 prior to the Solicitation Period End Date.

"IRS" means the United States Internal Revenue Service.

"Knowledge" (A) where used herein with respect to CPA18 and any CPA18 Subsidiary means the actual (and not constructive or imputed) knowledge of the persons named in Schedule 8.1 of the CPA18 Disclosure Letter and (B) where used herein with respect to W. P. Carey and any W. P. Carey Subsidiary means the actual (and not constructive or imputed) knowledge of the persons named in Schedule 8.1 of the W. P. Carey Disclosure Letter.

"Law" means any statute, law, common law, regulation, rule, order, decree, code, judgment, ordinance or any other applicable requirement of any Governmental Entity applicable to W. P. Carey or CPA18 or any of their respective Subsidiaries.

"Liens" means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

"NYSE" means the New York Stock Exchange.

"Original Closing Date" means the third (3rd) Business Day after the date that all conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

"Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns either (A) a general partner, managing member or other similar interest or (B) 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

"Tax" or "Taxes" means any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

"Tax Protection Agreement" means any agreement, oral or written, (i) that has as one of its purposes to permit a Person to take the position that such Person could defer taxable income that otherwise might have been recognized upon a transfer of property to any CPA18 Subsidiary that is treated as a partnership for U.S. federal income Tax purposes, and that (A) prohibits or restricts in any manner the disposition of any assets of CPA18 or any CPA18 Subsidiary, (B) requires that CPA18 or any CPA18 Subsidiary maintain, put in place, or replace indebtedness, whether or not secured by one or more of the CPA18 Properties, or (C) requires that CPA18 or any CPA18 Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income Tax purposes for indebtedness or other liabilities of CPA18 or any CPA18 Subsidiary, (ii) that specifies or relates to a method of taking into account book-Tax disparities under Section 704(c) of the Code with respect to one or more assets of CPA18 or a CPA18 Subsidiary, or (iii) that requires a particular method for allocating one or more liabilities of CPA18 or any CPA18 Subsidiary under Section 752 of the Code.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Total Accrued Daily Amount" means an amount equal to the product of the Daily Amount multiplied by the total number of days in the Accrual Period.

"Transaction Documents" means this Agreement and all other documents to be executed in connection with the transactions contemplated hereby, including the Merger.

"Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in CPA18, any CPA18 Subsidiary or W. P. Carey, as applicable, may vote.

"W. P. Carey Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of W. P. Carey and the W. P. Carey Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by W. P. Carey or any W. P. Carey Subsidiary of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that, a W. P. Carey Material Adverse Effect shall not include any effect or event with respect to W. P. Carey or any W. P. Carey Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, (d) any failure, in and of itself, by W. P. Carey or the W. P. Carey Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a W. P. Carey Material Adverse Effect), (e) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole.

"W. P. Carey Subsidiary" means each Subsidiary of W. P. Carey.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CORPORATE PROPERTY ASSOCIATES 18 – GLOBAL INCORPORATED

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Chief Administrative Officer and Corporate Secretary

CPA18 MERGER SUB LLC

By:	/s/ ToniAnn Sanzone
Name:	ToniAnn Sanzone
Title:	Chief Financial Officer

W. P. CAREY INC.

By:	/s/ Jason E. Fox
Name:	Jason E. Fox
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

AND, FOR THE LIMITED PURPOSES SET FORTH HEREIN:

CAREY ASSET MANAGEMENT CORP.

By:	/s/ Jason E. Fox
Name:	Jason E. Fox
Title:	President and Chief Executive Officer

W. P. CAREY & CO. B.V.

By:	/s/ Ramses van Toor
Name:	Ramses van Toor
Title:	Managing Director A

By:	/s/ Brooks G. Gordon
Name:	Brooks G. Gordon
Title:	Managing Director B

WPC-CPA:18 HOLDINGS, LLC

By:	WPC Holdco LLC, its sole member

By:	W. P. Carey Inc., its sole member

By:	/s/ Jason E. Fox
Name:	Jason E. Fox
Title:	Chief Executive Officer

CPA®:18 LIMITED PARTNERSHIP

By:	Corporate Property Associates 18 – Global Incorporated, its general partner

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Chief Administrative Officer and Corporate Secretary

[Signature Page – Merger Agreement]